Exhibit 2.1

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

SPRINKLR, INC.

AND

TIGERLOGIC CORPORATION

i

Section 6.06.	Employee Matters	24
Section 6.07.	Expenses: Transfer Taxes	25
Section 6.08.	Collection of Receivables	25
Section 6.09.	Publicity	25
Section 6.10.	Agreement Not to Compete and Not to Solicit	26
Section 6.11.	Bulk Transfer Laws	27
Section 6.12.	Names Following Closing	27
Section 6.13.	Further Assurances	27
Section 6.14.	Preservation of Records; Notice of Claims	27
Section 6.15.	Seller Stockholder Approval	28
Section 6.16.	Supplement to Seller Disclosure Schedule	28
Section 6.17.	Notice of Dissolution	29
ARTICLE VII CONDITIONS PRECEDENT		29
Section 7.01.	Conditions to Each Party’s Obligation	29
Section 7.02.	Conditions to Obligation of Purchaser	29
Section 7.03.	Conditions to Obligation of Seller	30
Section 7.04.	Frustration of Closing Conditions	31
ARTICLE VIII TERMINATION		31
Section 8.01.	Termination	31
Section 8.02.	Effect of Termination	33
Section 8.03.	Fees and Expenses Following Termination	33
ARTICLE IX INDEMNIFICATION		34
Section 9.01.	Exclusive Remedy	33
Section 9.02.	Indemnification by Seller	33
Section 9.03.	Limitations	34
Section 9.04.	Purchaser Indemnification	36
Section 9.05.	Survival; Termination of Indemnification	36
Section 9.06.	Procedures	36
Section 9.07.	No Prejudice	38
ARTICLE X GENERAL PROVISIONS		38
Section 10.01.	Assignment	38
Section 10.02.	No Third-Party Beneficiaries	38
Section 10.03.	Notices	38
Section 10.04.	Interpretation; Exhibits and Schedules: Certain Definitions	39
Section 10.05.	Counterparts	43
Section 10.06.	Entire Agreement	43
Section 10.07.	Severability	43
Section 10.08.	Consent to Jurisdiction	43
Section 10.09.	Governing Law	44
Section 10.10.	Specific Performance and Other Remedies	44
Section 10.11.	Amendments and Waivers	44

TABLE OF DEFINED TERMS

280G Stockholder Approval	25
Acceptable Confidentiality Agreement	40
Acquired Assets	1
Acquisition	1
Active Employees	24
Affiliate	40
Affiliated Group	13
Agreement	1
Ancillary Agreements	3
Applicable Law	7
Applicable Laws	40
Applicable Privacy Laws	11
Assigned Contracts	2
Assignment and Assumption Agreement	5
Assumed Employee Obligations	3
Assumed Liabilities	3
Assumed Payables	3
Astoria	31
Author	10
Benefit Arrangement	40
Bill of Sale	5
Business	1
Business Day	41
Closing	5
Closing Date	5
Code	13
Competing Business	27
Confidential Information	11
Confidentiality Agreement	24
Consent	7
Contract	41
Copyrights	8
Data Sharing Agreement	12
De Minimis Amount	35
Deductible	35
Domain Names	8
Earliest Closing Date	28
Employer	24
Employment Commencement Date	25
ERISA	41
ERISA Affiliate	41
Exchange Act	41
Excluded Assets	3
Excluded Liabilities	4
Financial Statements	8
FIRPTA Certificate	5
Fundamental Representations	41
GAAP	41
Governmental Entity	7
Inactive Employees	24
including	41
Indemnitee	37
Indemnitor	37
Indemnitor Defense Review Period	37
Information Statement	28
Intellectual Property Rights	8
IP Assignment Agreements	5
Judgment	7
knowledge of Seller	41
Law	42
Liens	8
Loss	35
Losses	35
Material Adverse Effect	42
Notice of Claim	37
Notice Period	23
Offer Employees	25
Open Source Materials	8
Patents	8
Permits	13
Permitted Liens	42
Person	42
Personal Data	12
Personal Property	2
Postano Employee	42
Postano Intellectual Property	9
Postano Link	27
Postano Owned Intellectual Property	9
Privacy Policies	12
Proceeding	13
Products	9
Purchase Price	5
Purchaser	1
Purchaser Indemnified Party	35
reasonable inquiry	41
Receivables	12
Records	2
Registered Postano Intellectual Property	9
Related Person	19
Representatives	23

Required Consents	2
Restricted Period	26
Retained Contract Liabilities	4
Schedule Supplement	29
Seller	1, 4, 6
Seller Acquisition Agreement	21
Seller Adverse Recommendation Change	22
Seller Board	22
Seller Board Recommendation	42
Seller Disclosure Schedule	6
Seller Financial Advisor	19
Seller Indemnified Party	36
Seller Stockholder Approval	43
Service Provider	18
Software	8
Source Code	9
Specified Patents, Trademarks and Domain Names	2
Stockholder Written Consent	28
Sublease	31
Subsidiary	43
Superior Proposal	43
Survival Period	37
Takeover Proposal	43
Tax	13
Tax Return	14
Taxing Authority	13
Termination Fee	44
Third Party Claim	37
Third Party Defense	37
Third Party Intellectual Property	9
Trade Secrets	8
Trademarks	8
Transfer Taxes	26
Transferred Employees	25
Transition Services Agreement	6
Website	44

Exhibits

Exhibit A	—	Bill of Sale
Exhibit B	—	Assignment and Assumption Agreement
Exhibit C	—	IP Assignment Agreements
Exhibit D	—	FIRPTA Certificate
Exhibit E	—	Desk License Agreement

Schedules

Schedule 1.02(a)(i)	—	Accounts Receivable
Schedule 1.02(a)(ii)	—	Personal Property
Schedule 1.02(a)(iv)	—	Intellectual Property
Schedule 1.02(a)(v)	—	Contracts
Schedule 1.03(a)(i)	—	Assumed Payables
Schedule 1.03(a)(ii)	—	Assumed Employee Obligations
Schedule 1.03(a)(iii)	—	Assumed Contract Obligations
Schedule 6.01	—	Actions Outside of the Ordinary Course of Business
Schedule 7.02(d)	—	Required Consents
Seller Disclosure Schedule

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of February 17, 2016, is entered into by and between Tigerlogic Corporation, a Delaware corporation (“Seller”) and Sprinklr, Inc., a Delaware corporation (“Purchaser”).

RECITALS

WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the Acquired Assets, which constitute all of the assets used in connection with Seller’s social media software and services that provide aggregation, monitoring, curation, visualizing and analytics from social media streams, including but not limited to Twitter, Vine, Facebook, Flickr, Instagram, Periscope, Tumblr, Pinterest, RSS, YouTube, Google+ and Vimeo (the “Business”), upon the terms and subject to the conditions of this Agreement;

WHEREAS, in consideration of the Acquired Assets, at the Closing, Purchaser shall pay to Seller the Purchase Price and assume the Assumed Liabilities upon the terms and subject to the conditions of this Agreement; and

WHEREAS, in connection with the purchase of the Acquired Assets, Seller desires to enter into a desk license agreement with Purchaser.

NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein, and subject to and on the terms and conditions set forth herein, the parties hereto hereby agree as follows:

ARTICLE I
PURCHASE AND SALE OF ACQUIRED ASSETS;
ASSUMPTION OF LIABILITIES

Section 1.01.                          Purchase and Sale.  On the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase from Seller all the right, title and interest of Seller in, to and under the Acquired Assets, free and clear of all Liens, for the consideration described in Section 2.01.  The purchase and sale of the Acquired Assets and the assumption of the Assumed Liabilities is referred to in this Agreement as the “Acquisition”.

Section 1.02.                          Acquired Assets and Excluded Assets.

(a)                                 The term “Acquired Assets” means all of the assets, properties, contractual rights, goodwill, going concern value, rights and claims of Seller, wherever situated and of whatever kind and nature, real or personal, tangible or intangible, that are used, held for use or intended to be used in the Business, other than the Excluded Assets.  For the avoidance of doubt, the Acquired Assets include, but are not limited to the following:

(i)                                     all accounts receivable related to Assigned Contracts, including the accounts receivable set forth on Schedule 1.02(a)(i);

(ii)                                  all tangible personal property and interests used in the operation or conduct of the Business set forth on Schedule 1.02(a)(ii) (the “Personal Property”);

(iii)                               all work in process and other inventories of Seller that, as of the Closing Date, are used, held for use or intended to be used in the operation or conduct of the Business;

(iv)                              all Postano Intellectual Property, including all right, title and interest of Seller in and to the intellectual property set forth on Schedule 1.02(a)(iv) (the “Specified Patents, Trademarks and Domain Names”);

(v)                                 the Contracts (A) listed in Schedule 1.02(a)(v)(A), none of which require consent to assignment and (B) listed in Schedule 1.02(a)(v)(B), all of which require consent to assignment (such consents, the “Required Consents”) (the Contracts referred to in clauses (A) and (B) are referred to collectively as the “Assigned Contracts”);

(vi)                              all deposits (including customer deposits) and prepaid charges and expenses of Seller that, as of the Closing Date, are related to the Assigned Contracts (provided, that, for avoidance of doubt, cash from customer prepayment of subscriptions or services under the Assigned Contracts shall not be included in the Acquired Assets);

(vii)                           all rights, claims and credits to the extent relating to any Acquired Asset or any Assumed Liability and all guarantees, warranties, indemnities and similar rights in favor of Seller in respect of any other Acquired Asset or any Assumed Liability;

(viii)                        all advertising, marketing and promotional materials, all archival materials and all other printed or written materials used in connection with the Business;

(ix)                              all leases for real property (including any security deposits, and security for electricity, telephone or otherwise), all leasehold improvements, fixtures and furniture located in any building, office or other space leased, owned or occupied by Seller or in any warehouse or other storage facility where any of Seller’s properties and assets may be located;

(x)                                 all files (including, but not limited to all personnel files for Offer Employees, but excluding personnel files for employees of Seller who are not Offer Employees), invoices, customers and suppliers lists, prospective customer and partner lists, potential distributor lists, billing and purchase records (together with the supporting documents related thereto), backlog records, customer and prospective customer communications, sales and promotional literature and manuals (in all cases, in any form or medium), of Seller that are used, held for use or intended to be used in the operation or conduct of the Business (the “Records”), provided, that, with respect to any Records not maintained exclusively for the Business, Seller shall be obligated to provide only copies of such Records to Purchaser, and shall retain ownership of the original versions of such Records; and

(xi)                              all goodwill generated by or associated with the Acquired Assets.

(b)                                 The term “Excluded Assets” means all the business, properties, assets, goodwill and rights of Seller of whatever kind and nature, real or personal, tangible or intangible, that are owned, leased or licensed by Seller on the Closing Date, other than the Acquired Assets, including, for the avoidance of doubt:

(i)                                     all cash and cash equivalents, bank accounts and securities;

(ii)                                  all Tax assets (including Tax refunds and prepayments);

(iii)                               all Benefit Arrangements;

(iv)                              all rights of Seller to the extent relating to any Excluded Asset or any Excluded Liability, including any such items arising under insurance policies and all guarantees, warranties, indemnities and similar rights in favor of Seller in respect of any other Excluded Asset or any Excluded Liability;

(v)                                 all rights of Seller under: this Agreement, the Bill of Sale, the Desk License Agreement, the Assignment and Assumption Agreement and the IP Assignment Agreements (such agreements, collectively, the “Ancillary Agreements”);

(vi)                              all records prepared in connection with the sale of the Business to Purchaser and all other records of Seller other than the Records; and

(vii)                           all property and assets of Seller not used in the Business and related primarily to any line of business of Seller other than the Business, provided that Excluded Assets shall include those assets that provide the Business with accounting, record keeping, email or human resource services that are exclusively administrative in nature and that are provided to the Business on a shared basis.

Section 1.03.                          Liabilities.

(a)                                 Upon the terms and subject to the conditions of this Agreement, at the Closing, Purchaser shall assume, and from and after the Closing Purchaser shall pay, perform and discharge when due, only the following liabilities, obligations and commitments of Seller (the “Assumed Liabilities”): (i) all payables listed on Schedule 1.03(a)(i) (the “Assumed Payables”), (ii) all obligations or commitments (x) relating to any Transferred Employees, relating to services performed, benefits accrued or claims accrued or incurred prior to the Closing, including any bonus payable as a result of the transactions contemplated hereby, and (y) relating to or arising at any time under any Benefit Arrangement, but in each case only to the extent listed on Schedule 1.03(a)(ii) (the “Assumed Employee Obligations”), (iii) liabilities and obligations arising pursuant to the Assigned Contracts related to the period before the Closing to the extent described on Schedule 1.03(a)(iii) and (iv) liabilities and obligations arising as a result of Purchaser’s operation of the Business and Assets from and after the Closing to the extent related to the period from and after the Closing, other than the Excluded Liabilities.

(b)                                 Notwithstanding Section 1.03(a), and regardless of any disclosure to Purchaser, Purchaser shall not assume any liabilities, obligations and commitments of Seller other than the Assumed Liabilities (all such liabilities, obligations and commitments other than the Assumed Liabilities being referred to as the “Excluded Liabilities”), all of which shall be retained and paid, performed and discharged when due by Seller.  For purposes of this Section 1.03(b), “Seller” shall be deemed to include all Affiliates and Subsidiaries of Seller and any Person with respect to which Seller is a successor-in-interest (including by operation of law, merger, liquidation, consolidation, assignment, assumption or otherwise).

(c)                                  Specifically, and without in any way limiting the generality of Section 1.03(b), Purchaser shall not assume any of the following liabilities, obligations and commitments of Seller, and such Excluded Liabilities shall be retained by Seller:

(i)                                     other than the obligations set forth on Schedules 1.03(a)(i) — (iii), any liability, obligation or commitment arising out of the operation or conduct by Seller or any of its Affiliates of the Business on or prior to the Closing Date, including any liability, obligation or commitment arising under the Acquired Assets;

(ii)                                  except for the Assumed Payables, all of Seller’s accounts payable;

(iii)                               any liability, obligation or commitment arising out of the operation or conduct by Seller or any of its Affiliates of any business other than the Business;

(iv)                              other than as set forth on Schedule 1.03(a)(iii), any liability, obligation or commitment arising out of any breach by Seller of, or nonperformance by Seller under, any Assigned Contract prior to the Closing (the “Retained Contract Liabilities”);

(v)                                 other than the Assumed Employee Obligations listed on Schedule 1.03(a)(ii), any liability, obligation or commitment (1) relating to current or former Postano Employees, agents, consultants or other independent contractors of the Business, whether or not such Persons become Transferred Employees or are otherwise employed by or perform other services for Purchaser or its Affiliates after the Closing, relating to services performed, benefits accrued or claims accrued or incurred prior to the Closing, including any bonus payable as a result of the transactions contemplated hereby, and (2) relating to or arising at any time under any Benefit Arrangement;

(vi)                              any liability, obligation or commitment arising out of any actual or alleged violation by Seller or any of its Affiliates of any Applicable Law prior to the Closing;

(vii)                           any liability, obligation or commitment of Seller that relates to, or that arises out of, any Excluded Asset; and

(viii)                        any liability, obligation or commitment for Taxes, whether or not accrued, assessed or currently due and payable, (A) of Seller or (B) relating to the operation or ownership of the Business or the Acquired Assets for any Tax period (or portion thereof) ending on or prior to the Closing Date.

ARTICLE II
CONSIDERATION

Section 2.01.                          Consideration.  The consideration to be paid by Purchaser to Seller to acquire the Acquired Assets shall consist of the following:

(a)                                 Two Million Four Hundred Thousand Dollars ($2,400,000) (the “Purchase Price”); and

(b)                                 the assumption by Purchaser of the Assumed Liabilities.

ARTICLE III
CLOSING

Section 3.01.                          Closing Date.  The closing of the Acquisition (the “Closing”) shall take place at the offices of Lowenstein Sandler LLP, 1251 Avenue of the Americas, New York, New York 10020, as soon as practicable (and, in no event, later than three (3) Business Days) after all the conditions set forth in Article VII have been satisfied (or, to the extent permitted, waived by the parties entitled to the benefits thereof), or at such other place, time and date as shall be agreed between Seller and Purchaser.  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

Section 3.02.                          Transactions To Be Effected at the Closing.  At the Closing:

(a)                                 Seller shall execute, as applicable, and deliver to Purchaser the following:

(i)                                     a bill of sale, substantially in the form attached hereto as Exhibit A (the “Bill of Sale”);

(ii)                                  an assignment and assumption agreement in respect of the Assigned Contracts, substantially in the form attached hereto as Exhibit B (the “Assignment and Assumption Agreement”);

(iii)                               assignments of Specified Patents, Trademarks and Domain Names in the forms attached hereto as Exhibit C-1 to Exhibit C-3, respectively (collectively, the “IP Assignment Agreements”);

(iv)                              a non-foreign affidavit, dated as of the Closing Date, sworn under penalty of perjury and substantially in the form attached hereto as Exhibit D, stating that the Seller is not a “foreign Person” as defined in Code §1445 (the “FIRPTA Certificate”);

(v)                                 a desk license agreement, in the form attached hereto as Exhibit E (the “Desk License Agreement”);

(vi)                              the certificate required by Section 7.02(b);

(vii)                           evidence reasonably satisfactory to Purchaser that the Acquired Assets are free and clear of all Liens; and

(viii)                        such other documents as Purchaser or its counsel may reasonably request to demonstrate satisfaction of the conditions and compliance with the covenants set forth in this Agreement.

(b)                                 Purchaser shall execute, as applicable, and deliver to Seller the following:

(i)                                     the Purchase Price, by wire transfer of immediately available funds to a bank account designated in writing by Seller;

(ii)                                  the Assignment and Assumption Agreement;

(iii)                               the IP Assignment Agreements;

(iv)                              the Desk License Agreement;

(v)                                 the certificate required by Section 7.03(b); and

(vi)                              such other documents as Seller or its counsel may reasonably request to demonstrate satisfaction of the conditions and compliance with the covenants set forth in this Agreement.

Section 3.03.                          Risk of Loss.  Until the Closing, any loss of or damage to the Acquired Assets from fire, casualty or any other occurrence shall be the sole responsibility of Seller.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER

Subject to such exceptions as are specifically set forth in the appropriate section of the disclosure schedule supplied by the Seller to Purchaser on the date hereof (the “Seller Disclosure Schedule”), or in any other section of the Seller Disclosure Schedule solely if and to the extent that it is reasonably apparent on the face of such disclosure that it applies to such other section of this Article IV, the Seller represents and warrants to Purchaser as follows:

For purposes of these representations and warranties (other than those in Section 4.02), the term the “Seller” shall include any Subsidiaries of Seller, unless otherwise noted herein.

Section 4.01.                          Organization, Standing and Power.  Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full company power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets used in the Business and to conduct the Business as presently conducted.  Seller is duly qualified to conduct business as a foreign company in each jurisdiction where the conduct of the Business in such jurisdiction makes such qualification necessary, except where the failure to be so qualified would not reasonably be expected to result in a Material Adverse Effect.  Section 4.01 of the Seller Disclosure Schedule lists each such jurisdiction.  The Business has been operated exclusively by Seller and none of the Acquired Assets are held by any Person other than Seller.

Section 4.02.                          Authority, Execution and Delivery and Enforceability.  Seller has, or will have obtained prior to the Closing, all requisite power and authority to execute this Agreement and the Ancillary Agreements to which it is a party and to consummate the Acquisition and the other transactions contemplated hereby and thereby.  The execution and delivery by Seller of this Agreement and the Ancillary Agreements to which it is a party and the consummation by Seller of the Acquisition and the other transactions contemplated hereby and thereby have been (or will be, in the case of the Ancillary Agreements) duly authorized by Seller.  Seller has duly executed and delivered this Agreement and prior to the Closing will have duly executed and delivered each Ancillary Agreement to which it is a party, and, assuming the due execution and delivery by the other parties hereto and thereto, this Agreement constitutes, and each Ancillary Agreement to which it is a party will after the Closing constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar Applicable Laws affecting or relating to creditors’ rights generally and general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

Section 4.03.                          No Conflicts.  The execution and delivery by Seller of this Agreement does not, the execution and delivery by Seller of each Ancillary Agreement to which it is a party will not, and the consummation of the Acquisition and the other transactions contemplated hereby and thereby and compliance by Seller with the terms hereof and thereof will not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Lien upon any of the properties or assets of Seller pursuant to, any provision of (i) the certificate of incorporation, bylaws or other organizational documents of Seller, or (ii) any judgment, order or decree (“Judgment”) or statute, law (including common law), ordinance, rule or regulation (“Applicable Law”) applicable to Seller or the Business, except, with respect to clause (ii), where the result thereof would not reasonably be expected to result in a Material Adverse Effect.  No consent, approval, license, permit, order or authorization (“Consent”) of, or registration, declaration or filing with, any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a “Governmental Entity”) is required to be obtained or made by Seller or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement or any Ancillary Agreement or the consummation of the Acquisition or the other transactions contemplated hereby and thereby, except where (i) Seller has notified Buyer of the requirement in writing and (ii) the failure to obtain any such Consents would not, in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 4.04.                          Financial Statements.  Section 4.04 of the Seller Disclosure Schedule contains the following financial statements of Seller:  (i) the unaudited pro forma balance sheet information for the selected accounts of the Business as of the end of the fiscal year ended March 31, 2015 and as of December 31, 2015; and (ii) the unaudited pro forma statements of income for the last five (5) fiscal quarters ending December 31, 2015 (the foregoing “(i)” and “(ii)”, collectively, the “Financial Statements”).  The Financial Statements are based upon the books and records of Seller and present fairly, in all material respects, the financial condition, operating results and cash flows of the Business as of the dates and during the periods indicated therein.

Section 4.05.                          Assets.  Seller has good and valid title to all the Acquired Assets, in each case free and clear of all mortgages, liens, security interests, charges, easements, leases, subleases, covenants, options, claims, restrictions or encumbrances of any kind other than Permitted Liens (collectively, “Liens”).

Section 4.06.                          Intellectual Property.

(a)                                 Definitions.  As used in this Agreement, the following terms have the meanings indicated below:

(i)                                     “Intellectual Property Rights” means any and all worldwide rights in, arising from or associated with the following, whether protected, created or arising under the laws of the United States or any other jurisdiction or under any international convention: (1) all patents and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, substitutions, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries including, without limitation, invention disclosures (“Patents”); (2) all trade secrets and other proprietary information which derive independent economic value from not being generally known to the public (collectively, “Trade Secrets”); (3) all copyrights, copyrights registrations and applications therefor (“Copyrights”); (4) all uniform resource locators, e-mail and other internet addresses and domain names and applications and registrations therefor (“Domain Names”); (5) all unregistered trade names, corporate names, logos, slogans, trade dress, trademarks, service marks, and all goodwill associated therewith (“Trademarks”); (6) rights of publicity; (7) moral rights and rights of attribution; (8) computer programs (whether in source code, object code, or other form), databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials relating to the foregoing (“Software”); and (9) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

(ii)                                  “Open Source Materials” means software or other material that is distributed as “free software”, “open source software” or under a similar licensing or distribution terms (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License).

(iii)                               “Postano Intellectual Property” means (A) any and all Postano Owned Intellectual Property and (B) any and all Third Party Intellectual Property that is licensed to Seller and used, held for use or intended to be used in the Business.

(iv)                              “Postano Owned Intellectual Property” means any and all Intellectual Property Rights that are owned by Seller and used in the Business.

(v)                                 “Products” means all products or services produced, marketed, licensed, sold, distributed or performed by or on behalf of Seller in connection with the Business, and all products or services currently under development by Seller in connection with the Business.

(vi)                              “Source Code” means, collectively, any software source code or database specifications or designs, or any material proprietary information or algorithm contained in or relating to any software source code or database specifications or designs of any Postano Owned Intellectual Property or Products.

(vii)                           “Third Party Intellectual Property” means any and all Intellectual Property Rights owned by a third party.

(b)                                 Status.  Seller has good title to and ownership of, or is duly licensed under or otherwise authorized to use, all Postano Intellectual Property, free and clear of any Liens.  The Postano Intellectual Property is sufficient for the operation and conduct of the Business as it is presently conducted and as it is proposed to be conducted.  Seller has not transferred ownership of, or agreed to transfer ownership of, any Postano Intellectual Property to any third party.  All Postano Intellectual Property is fully transferable, alienable or licensable to Purchaser by Seller without restriction and without payment of any kind to any third party.  No Subsidiary of Seller owns or licenses any Postano Intellectual Property.

(c)                                  Postano Intellectual Property.  Section 4.06(c) of the Seller Disclosure Schedule lists:  (i) all of Seller’s Patents and Patent applications, and registrations and applications for Trademarks, Copyrights, and Domain Names for any Postano Intellectual Property (collectively, “Registered Postano Intellectual Property”) and the jurisdictions in which such Registered Postano Intellectual Property has been issued or registered or in which any application for such issuance and registration has been filed, or in which any other filing or recordation has been made; and (ii) all actions that are required to be taken by Seller within 120 days of the effective date of this Agreement with respect to such Intellectual Property Rights in order to avoid prejudice to, impairment or abandonment of such Intellectual Property Rights.  No third party has any rights to any Postano Owned Intellectual Property, other than non-exclusive license rights granted in the normal course of business to users of the Products.

(d)                                 Registered Postano Intellectual Property.  Each item of Registered Postano Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees currently due as of the date of this Agreement in connection with such Registered Postano Intellectual Property have been paid and all necessary documents and certificates in connection with such Registered Postano Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Postano Intellectual Property.  Seller has not misrepresented, or failed to disclose, any facts or circumstances in any application for any Registered Postano Intellectual Property that would constitute fraud with respect to such application.

(e)                                  Non-Infringement.  To the knowledge of Seller, there is no unauthorized use, unauthorized disclosure, infringement or misappropriation by any third party of any Postano Owned Intellectual Property.  Seller has not brought any action, suit or proceeding for infringement or misappropriation of any Postano Owned Intellectual Property.  Except as set forth in Section 4.06(e) of the Seller Disclosure Schedule, (i) no Postano Owned Intellectual Property or any Product is infringing, misappropriating or violating, and has not infringed, misappropriated or violated, the Intellectual Property Rights of any third party, (ii) Seller has not been sued in any action, suit or proceeding, or received any written communications alleging that the Business would violate any Intellectual Property Rights of any third party and (iii) no Postano Owned Intellectual Property or, to the knowledge of Seller, Third Party Intellectual Property utilized in any Product is currently subject to any proceeding, order, judgment, settlement agreement, stipulation or right that restricts in any manner the use, transfer, or licensing thereof by Seller, or which may affect the validity, use or enforceability of any such Postano Owned Intellectual Property or Product.

(f)                                   Invention Assignment.  Seller has secured from all consultants, advisors, employees and independent contractors who independently or jointly contributed to or participated in the conception, reduction to practice, creation or development of any Intellectual Property Rights for Seller in connection with the Business (each an “Author”), unencumbered and unrestricted exclusive ownership of such Author’s Intellectual Property Rights in such contribution that Seller does not already own by operation of Applicable Law and has obtained waivers of all non-assignable rights from such Authors.  No Author has retained any rights, licenses, claims or interest whatsoever with respect to any Intellectual Property Rights developed by the Author for Seller with respect to the Business.  Without limiting the foregoing, Seller has obtained written and enforceable proprietary information and invention disclosure and Intellectual Property Rights assignments from all Authors, all of which are assignable by Seller to Purchaser without consent and included in the Acquired Assets.  Seller has provided Purchaser with copies of all such forms currently and historically used by Seller in connection with the Business.

(g)                                  No Governmental Assistance.  At no time during the conception of or reduction to practice of any of Postano Owned Intellectual Property was any developer, inventor or other contributor operating under any grants from any Governmental Entity or agency or private source, performing research sponsored by any Governmental Entity or agency or private source, or subject to any employment agreement, invention assignment, nondisclosure agreement, or other obligation with any third party that could reasonably be expected to adversely affect Seller’s rights in such Postano Owned Intellectual Property.

(h)                                 Confidentiality.  Seller has taken all commercially reasonable steps to protect and preserve the confidentiality of all Trade Secrets and other confidential or non-public information of Seller or provided by any third party to Seller (“Confidential Information”).  All current and former employees and contractors of Seller and third parties having access to Confidential Information have executed and delivered to Seller a written legally binding agreement regarding the protection of Confidential Information.  Seller has implemented and maintains a reasonable security plan materially consistent with industry practices of companies offering similar products or services.  Seller has not experienced any breach of security or otherwise unauthorized access by third parties to the Confidential Information in Seller’s possession, custody or control.

(i)                                     Source Code.  Seller has not disclosed, delivered or licensed to any Person, or agreed or obligated itself to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Source Code, other than disclosures to employees and consultants involved in the development of Products.  No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure, delivery or license by Seller of any Source Code, other than disclosures to employees and consultants involved in the development of Products.  Without limiting the foregoing, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will result in a release from escrow or other delivery to a third party of any Source Code.

(j)                                    Open Source Materials.

(i)                                     Section 4.06(j) of the Seller Disclosure Schedule lists all Open Source Materials currently in use by Seller in connection with the Business and describes the manner in which such Open Source Materials are used (such description shall include whether (and, if so, how) the Open Source Materials have been modified and/or distributed by Seller).

(ii)                                  Seller is in material compliance with the terms and conditions of all licenses for the Open Source Materials.

(iii)                               Seller has not (x) incorporated Open Source Materials into, or combined Open Source Materials with any Postano Owned Intellectual Property or Products; or (y) distributed to third parties Open Source Materials in conjunction with any Postano Owned Intellectual Property or Products, in the case of each of (x) and (y), in such a way that requires, as a condition of use, modification and/or distribution of such Open Source Materials that any Postano Owned Intellectual Property or Products be (i) disclosed or distributed in source code form, (ii) be licensed for the purpose of making derivative works, or (iii) be redistributable at no charge.

(k)                                 Privacy; Personal Data.  Seller is in material compliance with (i) all Applicable Laws, rules and regulations relating to the use, collection, storage, disclosure and transfer of any Personal Data (collectively, “Applicable Privacy Laws”); (ii) its own privacy policies relating to the use, collection, storage, disclosure and transfer of any Personal Data (“Privacy Policies”); and (iii) the terms and conditions of all contracts pursuant to which Seller receives Personal Data from, or provides Personal Data to, any third party (each, a “Data Sharing Agreement”).  In addition, Seller warrants and represents that the Privacy Policies and all Data Sharing Agreements comply in all material respects with all Applicable Privacy Laws.  The execution, delivery and performance of this Agreement will comply in all material respects with all Applicable Privacy Laws, Privacy Policies and Data Sharing Agreements.  Seller has not received a written complaint regarding Seller’s collection, use or disclosure of Personal Data.  Seller takes reasonable measures to ensure that Personal Data is protected against unauthorized access, use, modification, or other misuse.  No breach or violation of any security policy of Seller with respect to Personal Data has occurred or is threatened, and there has been no unauthorized or illegal use of or access to any of Personal Data.  For purposes of this Agreement, “Personal Data” means any personally identifiable information collected by Seller or by any third party on behalf of Seller in connection with the Business.

Section 4.07.                          Contracts.

(a)                                 The Assigned Contracts are used, held for use or intended to be used in the operation or conduct of the Business.  Section 4.07 of the Seller Disclosure Schedule sets forth all Assigned Contracts that (i) limit the Seller’s exclusive right to develop, manufacture, distribute, market or sell its products or (ii) with respect to Assigned Contracts between Seller and a supplier or customer identified on Section 4.18(a) of the Seller Disclosure Schedule or Section 4.19(a) of the Seller Disclosure Schedule, contain non-competition obligations.

(b)                                 Each Assigned Contract is valid, binding and enforceable by Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar Applicable Laws affecting or relating to creditors’ rights generally and general principles of equity, regardless of whether asserted in a proceeding in equity or at law.  Seller is not (with or without the lapse of time or the giving of notice, or both) in material breach or material default in any respect thereunder and, to the knowledge of Seller, no other party to any Assigned Contract is (with or without the lapse of time or the giving of notice, or both) in material breach or material default in any respect thereunder.  As of the date hereof, Seller has not received any written notice of the intention of any party to terminate any Assigned Contract.

Section 4.08.                          Personal Property.  Section 4.08 of the Seller Disclosure Schedule sets forth, with respect to each item of Personal Property, the purchase price thereof, the year of purchase and the accumulated book depreciation.  All leased personal property used in the Business is in all material respects in the condition required of such property by the terms of the lease applicable thereto.

Section 4.09.                          Receivables.  Section 4.09 of the Seller Disclosure Schedule sets forth a true and complete listing of all accounts and notes receivable related to the Business (the “Receivables”) as of Closing and an aging schedule reflecting the aggregate amount of all Receivables outstanding (i) but not yet due, (ii) past due by more than 1 day but less than or equal to 30 days, (iii) past due by more than 31 days but less than or equal to 60 days, (iv) past due by more than 61 days but less than or equal to 90 days and (v) past due by more than 90 days.  The Receivables (i) represent actual indebtedness incurred by the applicable account debtors and (ii) have arisen from bona fide transactions in the ordinary course of the Business.  To the knowledge of Seller and unless specifically notated in Section 4.09 of the Seller Disclosure Schedule, all the Receivables are good and collectible at the aggregate recorded amounts thereof, net of any applicable reserves for doubtful accounts reflected on Section 4.09 of the Seller Disclosure Schedule.  In the last 120 days there have not been any write offs as uncollectible of any receivables, except for write offs in the ordinary course of the Business and consistent with past practice.

Section 4.10.                          Permits.  Section 4.10 of the Seller Disclosure Schedule lists all of the certificates, licenses, permits, authorizations and approvals (“Permits”) that are necessary to operate the Business as currently conducted.  All such Permits are validly held by Seller, in full force and effect, and Seller has complied in all material respects with the terms and conditions thereof.  During the past three (3) years, Seller has not received notice of any investigation, suit, action, claim or proceeding by or before any Governmental Entity (a “Proceeding”) relating to any such Permits.

Section 4.11.                          Sufficiency of Acquired Assets.  Except as set forth on Section 4.11 of the Seller Disclosure Schedule, following the consummation of the transactions described herein the

Acquired Assets will comprise all the assets employed in connection with the Business and are sufficient to operate the Business after the Closing Date in substantially the same manner as presently conducted.  The Business has never been conducted by or through any Person other than Seller.

Section 4.12.                          Taxes.

(a)                                 For purposes of this Agreement:

(i)                                     “Affiliated Group” means any affiliated group within the meaning of Code §1504(a) or any similar group defined under a similar provision of state, local, or non-U.S. Applicable Law.

(ii)                                  “Code” means the Internal Revenue Code of 1986, as amended.

(iii)                               “Tax” means (i) any federal, state, local and non-U.S. tax, governmental fee or other like assessment or charge of any kind whatsoever (including any tax imposed under Subtitle A of the Code and any net income, alternative or add on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding tax on amounts paid, payroll, employment, unemployment, social security, healthcare, excise, severance, stamp, capital stock, occupation, property, environmental or windfall profit tax, premium, custom, duty or other tax), together with any interest, penalty, fine, addition to tax or additional amount due, imposed by any Governmental Entity (domestic or foreign) responsible for the imposition of any such tax (a “Taxing Authority”), (ii) any liability for the payment of any amount of the type described in clause (i) above as a result of a party to this Agreement being a member of an affiliated, consolidated, combined or unitary group with any other corporation and (iii) any liability of any Person with respect to the payment of any amounts of the type described in clause (i) or (ii) above as a result of any express or implied obligation of such Person to indemnify or succeed to the Tax liability of any other Person or under any Tax sharing allocation agreement; provided that for purposes of this Section 4.12, the Taxes referred to in clauses (i) and (ii) shall be limited to those amounts for which the Purchaser could become liable as a successor or transferee of the Business or the Acquired Assets or which could become a lien on or charge against the Acquired Assets, and the representations set forth in this Section 4.12 shall not apply to such other Taxes of Seller as are unrelated to the Business and the Acquired Assets.

(iv)                              “Tax Return” means any return, report, form or statement filed or required to be filed with respect to any Tax (including any attachments thereto, and any amendments thereof) including any information return, claim for refund, amended return or declaration of estimated Tax.

(b)                                 Seller has filed or caused to be filed in a timely manner (within any applicable extension periods) all Tax Returns required to be filed by the Code or by applicable state, local or foreign Tax Applicable Laws, and all such Tax Returns are true, complete and correct in all material respects.  All Taxes whether or not shown to be due on such Tax Returns have been timely paid in full or will be timely paid in full by the due date thereof.  No Tax Liens exist with respect to the Acquired Assets.

(c)                                  Seller is not a “foreign Person” within the meaning of Section 1445 of the Code.

(d)                                 Seller has complied in all material respects with all Applicable Laws relating to the collection, payment and withholding of Taxes in connection with sales and in connection with amounts allocated, paid or owing to any employee, independent contractor, creditor, equity owner or other third party and have duly and timely collected or withheld and paid over to the appropriate Taxing Authority all amounts required to be so collected or withheld and paid under all Applicable Laws.  All Forms W-2 and 1099 required with respect to any payment or withholding by Seller and its Affiliates have been properly completed and timely filed.  All service providers to Seller have been properly classified as employees or independent contractors for Tax purposes.  Seller has timely and properly collected and remitted to the appropriate Taxing Authority all sales and use Taxes required to have been collected by Seller.

(e)                                  All deficiencies asserted or assessments made as a result of any examinations by any Taxing Authority of the Tax Returns of Seller have either been fully paid or there exist adequate reserves determined in accordance with GAAP for payment thereof.  There is no dispute or claim concerning any liability for Taxes of Seller claimed or raised by any Taxing Authority in writing or a dispute or claim to which Seller or any of the directors and officers of Seller has knowledge based upon personal contact with any agent of such authority.  There are no audits or investigations of Seller in progress.  No written claim has been made by a Taxing Authority in a jurisdiction where Seller does not file Tax Returns to the effect that Seller is or may be subject to taxation by that jurisdiction.

(f)                                   Seller has not (i) requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed, or (ii) waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect the assessment or collection of Taxes, which Taxes have not since been paid.

(g)                                  None of the Acquired Assets is an interest (other than indebtedness within the meaning of Code Section 163) in an entity taxable as a corporation, partnership, trust, or real estate mortgage investment conduit for Tax purposes.  None of the Assumed Liabilities relate or consist of liabilities for prepaid income.

(h)                                 Seller has not executed or entered into any agreement with, or obtained any consents or clearances from, any Taxing Authority, or has been subject to any ruling guidance specific to the Seller, that would be binding on Purchaser for any Tax period beginning after the Closing.  Seller is not a party to any Tax allocation or sharing agreement.  Seller has not been a member of an affiliated group filing a consolidated federal income Tax Return or has any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise.

(i)                                     Seller is not a party to and has not been a party to any “listed transaction”, as defined in Code Section 6707A(c)(2) and Treasury Regulations Section 1.6011-4(b)(2).

Section 4.13.                          Proceedings.  There are no pending Proceedings against Seller or claims with respect to which Seller has been contacted in writing by counsel for the plaintiff or claimant, arising out of the conduct of the Business or against or affecting any Acquired Asset.  To the knowledge of Seller, Seller is not a party or subject to or in default under any Judgment applicable to the conduct of the Business or any Acquired Asset or Assumed Liability.  There is not any Proceeding or claim by Seller pending, or that Seller presently intends to initiate, against any other Person arising out of the conduct of the Business.  To the knowledge of Seller, during the past three (3) years, Seller has not received notice of any suit, action, claim or proceeding by or before any Governmental Entity relating to the Business or any Acquired Asset or Assumed Liability.

Section 4.14.                          Benefit Arrangements.

(a)                                 Section 4.14(a) of the Seller Disclosure Schedule contains a true, correct and complete list of each Benefit Arrangement.  With respect to each Benefit Arrangement, Seller has delivered to Purchaser true, correct and complete copies (where applicable) of the most recent (i) plan document (or a written summary of the material terms of any oral Benefit Arrangement) and any related trust agreements and any amendments thereto, insurance contracts or policies and service provider agreements, (ii) summary plan description (including any summaries of material modification), (iii) annual report and Forms 5500 (including all schedules thereto), (iv) determination, opinion, notification or advisory letter received from the Internal Revenue Service by the Benefit Arrangement or its prototype sponsor, and (v) all material communications with any Governmental Entity relating to any Benefit Arrangement.  There are no pending, or to the knowledge of Seller, threatened claims (other than routine claims for benefits) or Proceedings against or relating to any Benefit Arrangement by or on behalf of any current or former Postano Employees.  Seller has performed in all material respects all obligations (including the provision of notices and reports) required to be performed by Seller under each Benefit Arrangement.  All contributions and premium payments required to be made under any Benefit Arrangement in respect of current or former Postano Employees have been timely made.  No Benefit Arrangement has terms requiring assumption by Purchaser.  Each Benefit Arrangement has in all material respects been established, maintained, operated and administered in accordance with Applicable Law.

(b)                                 Neither Seller nor any of its ERISA Affiliates has or has ever had any liability with respect to any Benefit Arrangement that is subject to Title IV of ERISA or Section 412 of the Code, including a “multiemployer plan”, as defined in Section 3(37) or Section 4001(a)(3) of ERISA, or a “single employer plan” within the meaning of Section 4001(a)(15) of ERISA.  None of the Acquired Assets are subject to a Lien under ERISA or Section 430 of the Code.

(c)                                  Except as set forth on Section 4.14(c) of the Seller Disclosure Schedule, neither the execution of this Agreement nor the consummation of any of the transactions contemplated hereby will, either alone or in conjunction with any other event, (i) result in any obligation or liability to any current or former employee, director, officer, contractor or consultant of Seller or any of its Affiliates, (ii) be a trigger event under any Benefit Arrangement that will result in any payment (whether of severance pay or otherwise) becoming due, or (iii) accelerate the time of payment or vesting, or increase the amount, of any compensation theretofore or thereafter due.

(d)                                 Neither the execution and delivery of this Agreement nor the consummation of any of the transactions contemplated hereby will, either alone or in connection with any other event, give rise to any “excess parachute payment,” as defined in Section 280G(b)(1) of the Code, or any other amount that would not be deductible under Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code.

Section 4.15.                          Absence of Changes or Events.  Since the Interim Balance Sheet Date, there has not been any event, change or occurrence that has had, or would reasonably be expected to have, a material adverse effect on the business, assets, financial condition or results of operations of the Business, taken as a whole.  Since the Interim Balance Sheet Date, Seller has caused the Business to be conducted in the ordinary course and in substantially the same manner as previously conducted by Seller and has made reasonable efforts consistent with past practices to preserve the relationships of the Business with customers, suppliers and others with whom the Business deals and has not taken any action that, if taken after the date of this Agreement, would constitute a breach of Section 6.01.

Section 4.16.                          Compliance with Applicable Laws.

(a)                                 Seller is, and has at all times been, in compliance with all Applicable Laws, except where failure to be in compliance would not have a Material Adverse Effect.  Seller has not received any written notice during the past three (3) years from any Governmental Entity that alleges that Seller is not in compliance in any respect with any Applicable Law.  To the knowledge of Seller, Seller has not been under investigation with respect to the violation of any Applicable Laws and there are no facts or circumstances which could form the basis for any such violation.

(b)                                 Neither Seller nor, to the knowledge of Seller, any securityholder, director, officer or employee, or other Person associated with or acting on behalf of any of them, has directly or indirectly made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business or regulatory benefits for Seller, (ii) to pay for favorable treatment for business secured by Seller, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of Seller, or (iv) in material violation of any Law.

Section 4.17.                          Employee and Labor Matters.

(a)                                 None of the Postano Employees are covered by a collective bargaining agreement or represented by a labor union or labor organization.  There is not any, and during the past three (3) years there has not been any, labor strike, dispute, work stoppage or lockout pending, or, to the knowledge of Seller, threatened.  To the knowledge of Seller, no union organizational campaign is in progress with respect to the employees of Seller.  Seller is not, and has never, engaged in any unfair labor practice.  There are not any unfair labor practice charges or complaints against Seller in existence, or, to the knowledge of Seller, threatened, before the National Labor Relations Board.  There are not in existence or, to the knowledge of Seller, threatened, any charges in connection with the conduct of the Business against the Seller or any current or former Postano Employees before the Equal Employment Opportunity Commission or any state or local agency responsible for the prevention of unlawful employment practices.  Seller has not received written notice during the past three years of the intent of any Governmental Entity responsible for the enforcement of labor or employment Applicable Laws to conduct an investigation of the Seller and, to the knowledge of Seller, no such investigation is in progress.

(b)                                 Section 4.17(b)(i) of the Seller Disclosure Schedule sets forth (x) the names, titles and hire dates of, current annual compensation, and annual bonuses and any bonuses paid or payable for services rendered during 2015 for, the paid time off accrual amounts of, and commission and bonus accrual of, each Postano Employee and whether the employee is currently on an active or inactive status (including, leave of absence of any nature, paid or unpaid, authorized or unauthorized, including disability, family, maternity, parental or other leave, sick leave), and (y) the name of each individual who currently provides, or who has within the prior twelve (12)-month period provided, services to Seller as an independent contractor with respect to the Business.  Section 4.17(b)(ii) of the Seller Disclosure Schedule sets forth, as of the day before the date of this Agreement, Seller’s obligations or commitments relating to any Service Provider for services performed, benefits accrued or claims accrued or incurred prior to the Closing (including under any Benefit Arrangement, unused paid time off and any bonus payable as a result of the transactions contemplated hereby).  Seller has delivered to Purchaser a true, correct and complete copy of each employment, consulting or independent contractor agreement, confidentiality/assignment of inventions agreement and/or non-competition agreement entered into with an employee or individual service provider of the Business and all current written employee manuals and handbooks, written employment policy statements, material employment practices, and internal regulations applicable to the Postano Employees.

(c)                                  Except as set forth in Section 4.17(c) of the Seller Disclosure schedule, the employment of each Postano Employee is terminable by Seller at will, and Seller has no obligation to provide any particular form or period of notice prior to terminating the employment of such employees.  To the knowledge of Seller, no Postano Employee has any plans to terminate employment with Seller.  All employees engaged in the Business are employed by Seller.  With respect to current and former employees and other individual service providers of the Business (each a “Service Provider” which for the avoidance of doubt, includes current and former Postano Employees): (i) Seller is and has been for the last three (3) years in compliance in all material respects with all Applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including any Applicable Laws respecting minimum wage and overtime payments, employment discrimination, workers’ compensation, family and medical leave, immigration, and occupational safety and health requirements; (ii) each Service Provider classified by Seller as an independent contractor satisfies and has satisfied the requirements of any Applicable Law to be so classified, and Seller has in all material respects with all Applicable Laws fully and accurately reported such independent contractors’ compensation on IRS Forms 1099 (and the foreign equivalent thereof) when required to do so; (iii) Seller is not delinquent to, or has failed to pay when due, any Service Provider for any wages (including overtime, meal breaks or waiting time penalties), salaries, commissions, accrued and unused vacation, or on-call payments or equal pay to which they would be entitled under Applicable Law, if any, bonuses, benefits or other compensation for any services performed by them or amounts required to be reimbursed or damages or interest paid to such individuals; and (iv) Seller has no liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for Service Providers (other than routine payments to be made in the normal course of business and consistent with past practice).

(d)                                 To the knowledge of Seller, no Postano Employee is a party to or bound by any Contract, or subject to any Judgment that is reasonably likely to interfere with the use of such Person’s best efforts to promote the interests of the Business or is reasonably likely to conflict with the Business or the transactions contemplated hereby.  To the knowledge of Seller, no activity of any Postano Employee as or while an Postano Employee has caused a violation of any employment contract, confidentiality agreement patent disclosure agreement or other Contract to which such employee was a party.

Section 4.18.                          Suppliers.

(a)                                 Section 4.18(a) of the Seller Disclosure Schedule sets forth a complete and accurate list of the ten (10) largest suppliers of the Business, as measured by the dollar amount of purchases therefrom or thereby, during the calendar year ended December 31, 2015, showing the approximate total purchases by the Business from each such supplier, during such period.  Except as set forth in Section 4.18(a) of the Seller Disclosure Schedule, the Business has not purchased, from any single supplier, goods or services for which the aggregate purchase price exceeds five percent (5%) of the total amount of goods and services purchased by the Business during the most recent full fiscal year.

(b)                                 Between January 1, 2015 and the date hereof, there has not been (i) any material adverse change in the business relationship of the Business with any supplier named in Section 4.18(a) of the Seller Disclosure Schedule or (ii) any material adverse change in any material term (including credit terms) of the supply agreements or related arrangements with any such supplier.

Section 4.19.                          Customers.

(a)                                 Section 4.19(a) of the Seller Disclosure Schedule sets forth a complete and accurate list of the twenty (20) largest customers of the Business, as measured by recognized revenue therefrom or thereby, during the calendar year ended December 31, 2015, showing the approximate total sales by the Business to each such customer during such period.

(b)                                 Between January 1, 2015 and the date hereof, no customer listed in Section 4.19(a) of the Seller Disclosure Schedule has terminated its relationship with Seller or materially reduced or changed the pricing, payment terms or other material terms of its business with Seller and, to the knowledge of Seller, no customer or supplier listed in Section 4.19(a) of the Seller Disclosure Schedule intends to terminate or materially reduce or change the pricing or other material terms of its business with Seller.

Section 4.20.                          Related Persons.  No Service Provider, any member of his or her family or any of their respective Affiliates (each a “Related Person”) (i) owes any amount to Seller nor does Seller owe any amount to, nor has Seller committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person, (ii) is involved in any business arrangement or other relationship (other than customary employment relationships) with Seller (whether written or oral), (iii) owns any property or right, tangible or intangible, that is used by Seller in connection with the Business (other than rights arising out of employment arrangements), (iv) to the knowledge of Seller, has any claim or cause of action against any Seller related to the Business or (v) is obligated to make any payment to Seller or any Related Person in connection with the transactions contemplated by this Agreement.

Section 4.21.                          Brokers or Finders.  Other than D.A. Davidson & Co. (the “Seller Financial Advisor”), no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Seller or any of its Affiliates in connection with the transactions contemplated by this Agreement and no Person is or will be entitled to any fee or commission or like payment in respect thereof.  Seller acknowledges that any amounts payable to the Seller Financial Advisor are Excluded Liabilities and all such amounts due in connection with the transactions contemplated herein shall be paid by the Seller to the Seller Financial Advisor at the Closing.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller, as of the date of this Agreement and as of the Closing Date, as follows:

Section 5.01.                          Organization, Standing and Power.  Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Purchaser has all requisite corporate power and authority to own, lease and operate its respective properties and to carry on its respective business as now being conducted.

Section 5.02.                          Authority; Execution and Delivery; and Enforceability.  Purchaser has full power and authority to execute this Agreement and the Ancillary Agreements to which it is a party and to consummate the Acquisition and the other transactions contemplated hereby and thereby.  The execution and delivery by Purchaser of this Agreement and the Ancillary Agreements to which it is a party and the consummation by Purchaser of the Acquisition and the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action.  Purchaser has duly executed and delivered this Agreement and this Agreement will after the Closing constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms.

Section 5.03.                          No Conflicts.  The execution and delivery by Purchaser of this Agreement and the Ancillary Agreements to which it is a party does not, and the consummation of the Sale and the other transactions contemplated hereby and thereby, and compliance by Purchaser with the terms hereof and thereof will not, (a) require any consent, approval or other authorization of, or filing with or notification to, any Governmental Entity, or (b) conflict with, or result in violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under any provision of (i) the certificate of incorporation and by-laws of Purchaser; (ii) any Contract to which Purchaser is bound or (iii) any Judgment or Law applicable to Purchaser or the properties or assets of Purchaser.

Section 5.04.                          Brokers or Finders.  No Person has acted, directly or indirectly, as a broker, finder or financial advisor for Purchaser in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

ARTICLE VI
COVENANTS

Section 6.01.                          Covenants of Seller Relating to Conduct of Business.

(a)                                 Except for matters set forth in Schedule 6.01(a) of the Seller Disclosure Schedule or otherwise expressly permitted by the terms of this Agreement, from the date of this Agreement to the Closing, Seller shall conduct the Business in the usual, regular or ordinary course in substantially the same manner as previously conducted and, to the extent consistent therewith, use commercially reasonable efforts to keep intact the Business, keep available the services of the current Postano Employees and preserve the relationships of the Business with customers, suppliers, licensors, licensees, distributors and others with whom the Seller deals in connection with the Business.  Prior to the Closing, Seller shall not take any action that would, or that could reasonably be expected to, result in any of the conditions to the purchase and sale of the Acquired Assets set forth in Article VII not being satisfied.  In addition (and without limiting the generality of the foregoing), except as otherwise expressly permitted or required by the terms of this Agreement, Seller shall not do any of the following in connection with the Business without the prior written consent of Purchaser:

(i)                                     grant to any Postano Employee any increase in compensation or benefits, except in the ordinary course of business and consistent with past practice or as may be required under existing agreements and except for any increases for which Seller shall be solely obligated;

(ii)                                  permit, allow or suffer any Acquired Asset to become subjected to any Lien;

(iii)                               sell, transfer or lease any of the Acquired Assets, except in the ordinary course of business;

(iv)                              sell, lease, license or otherwise dispose of any of the Acquired Assets, except inventory sold in the ordinary course of business and consistent with past practice;

(v)                                 change or modify its credit, collection or payment policies, procedures or practices with respect to the Business, including by accelerating collections of receivables (whether or not past due), failing to pay payables or other liabilities related to the Business when due, or delaying payment of any trade payable for a period longer than the commercial payment terms applicable to such payable;

(vi)                              enter into, amend or modify any Contract except in the ordinary course of business; or

(vii)                           authorize any of, or commit or agree to take, whether in writing or otherwise, to do any of, the foregoing actions.

Section 6.02.                          Other Bids.

(a)                                 The Seller shall not, and shall cause its Subsidiaries not to, and shall not authorize or permit its and its Subsidiaries’ Affiliates to, directly or indirectly, solicit, initiate or knowingly take any action to facilitate or encourage the submission of any Takeover Proposal or the making of any proposal that could reasonably be expected to lead to any Takeover Proposal, or, subject to Section 6.02(b), (i) conduct or engage in any discussions or negotiations with, disclose any non-public information relating to the Business or Acquired Assets to, afford access to the business, properties, assets, books or records of the Business to, or knowingly assist, participate in, facilitate or encourage any effort by, any third party that is seeking to make, or has made, any Takeover Proposal, (ii) (A) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Seller or any of its Subsidiaries or (B) approve any transaction under, or any third party becoming an “interested stockholder” under, Section 203 of the Delaware General Corporation Law, or (iii) enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract relating to any Takeover Proposal (each, a “Seller Acquisition Agreement”). Subject to Section 6.02(b), neither the Seller Board nor any committee thereof shall fail to make, withdraw, amend, modify or materially qualify, in a manner adverse to Purchaser, the Seller Board Recommendation, or recommend a Takeover Proposal, fail to recommend against acceptance of any tender offer or exchange offer for the shares of Seller’s Common Stock within fifteen (15) Business Days after the commencement of such offer, or make any public statement inconsistent with the Seller Board Recommendation, or resolve or agree to take any of the foregoing actions (any of the foregoing, a “Seller Adverse Recommendation Change”). The Seller shall, and shall cause its Subsidiaries to cease immediately and cause to be terminated, and shall not authorize or knowingly permit any of its or their Affiliates to continue, any and all existing activities, discussions or negotiations, if any, with any third party conducted prior to the date hereof with respect to any Takeover Proposal and shall use its reasonable best efforts to cause any such third party (or its agents or advisors) in possession of non-public information pertaining to the Business or the Acquired Assets that was furnished by or on behalf of the Seller and its Subsidiaries to return or destroy (and confirm destruction of) all such information.

(b)                                 Notwithstanding Section 6.02(a), prior to the Earliest Closing Date (as defined below), the Board of Directors of Seller (the “Seller Board”), directly or indirectly may, subject to Section 6.02(c)(i) participate in negotiations or discussions with any third party that has made (and not withdrawn) a bona fide, unsolicited Takeover Proposal in writing that the Seller Board believes in good faith, after consultation with outside legal counsel and the Seller Financial Advisor, constitutes or would reasonably be expected to result in a Superior Proposal, (ii) thereafter furnish to such third party non-public information relating to the Seller, the Business and/or the Acquired Assets pursuant to an executed confidentiality agreement that constitutes an Acceptable Confidentiality Agreement (a copy of which confidentiality agreement shall be promptly (in all events within twenty-four (24) hours) provided for informational purposes only to Seller), (iii) following receipt of and on account of a Superior Proposal, make a Seller Adverse Recommendation Change, and/or (iv) take any action that any court of competent jurisdiction orders the Seller to take (which order remains unstayed), but in each case referred to in the foregoing clauses (i) through (iv), only if the Seller Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would reasonably be expected to cause the Seller Board to be in breach of its fiduciary duties under Applicable Law. Nothing contained herein shall prevent the Seller Board from disclosing to the Seller’s stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act with regard to a Takeover Proposal, if the Seller determines, after consultation with outside legal counsel, that failure to disclose such position would constitute a violation of Applicable Law.

(c)                                  The Seller Board shall not take any of the actions referred to in clauses (i) through (iv) of Section 6.02(b) unless the Seller shall have delivered to Purchaser a prior written notice advising Purchaser that it intends to take such action. The Seller shall notify Purchaser promptly (but in no event later than twenty-four (24) hours) after Seller (or any of its or its Subsidiaries’ Affiliates) receive a Takeover Proposal, any inquiry that would reasonably be expected to lead to a Takeover Proposal, any request for non-public information relating to the Business or the Acquired Assets or for access to the business, properties, assets, books or records of the Seller or any of its Subsidiaries by any third party. In such notice, the Seller shall identify the third party making, and details of the material terms and conditions of, any such Takeover Proposal, indication or request. The Seller shall keep Purchaser fully informed, on a current basis, of the status and material terms of any such Takeover Proposal, indication or request, including any material amendments or proposed amendments as to price and other material terms thereof. The Seller shall provide Purchaser with at least forty-eight (48) hours prior notice of any meeting of the Seller Board (or such lesser notice as is provided to the members of the Seller Board) at which the Seller Board is reasonably expected to consider any Takeover Proposal. The Seller shall promptly provide Purchaser with a list of any non-public information concerning the Business or Acquired Assets, present or future performance, financial condition or results of operations, provided to any third party, and, to the extent such information has not been previously provided to Purchaser, copies of such information.

(d)                                 Except as set forth in this Section 6.02(d), the Seller Board shall not make any Seller Adverse Recommendation Change or enter into (or permit any Subsidiary to enter into) a Seller Acquisition Agreement. Notwithstanding the foregoing, at any time prior to the Earliest Closing Date, the Seller Board may make a Seller Adverse Recommendation Change or enter into (or permit any Subsidiary to enter into) a Seller Acquisition Agreement, if: (i) the Seller promptly notifies Purchaser, in writing, at least five (5) Business Days (the “Notice Period”) before making a Seller Adverse Recommendation Change or entering into (or causing a Subsidiary to enter into) a Seller Acquisition Agreement, of its intention to take such action with respect to a Superior Proposal, which notice shall state expressly that the Seller has received a Takeover Proposal that the Seller Board intends to declare a Superior Proposal and that the Seller Board intends to make a Seller Adverse Recommendation Change and/or the Seller intends to enter into a Seller Acquisition Agreement; (ii) the Seller attaches to such notice the most current version of the proposed agreement (which version shall be updated on a prompt basis) and the identity of the third party making such Superior Proposal; (iii) the Seller shall, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause its and its Subsidiaries’ Affiliates to, during the Notice Period, negotiate with Purchaser in good faith to make such adjustments in the terms and conditions of this Agreement so that such Takeover Proposal ceases to constitute a

Superior Proposal, if Purchaser, in its sole discretion, proposes to make such adjustments (it being agreed that in the event that, after commencement of the Notice Period, there is any material revision to the terms of a Superior Proposal, including, any revision in price, the Notice Period shall be extended, if applicable, to ensure that at least three (3) Business Days remains in the Notice Period subsequent to the time the Seller notifies Purchaser of any such material revision (it being understood that there may be multiple extensions)); and (iv) the Seller Board determines in good faith, after consulting with outside legal counsel and the Seller Financial Advisor, that such Takeover Proposal continues to constitute a Superior Proposal after taking into account any adjustments made by Purchaser during the Notice Period in the terms and conditions of this Agreement.

Section 6.03.                          Access to Information. From the date hereof until the earlier of the Closing or the termination of this Agreement pursuant to Section 8.01, for purposes of completing the Acquisition, Seller shall afford to Purchaser and its accountants, counsel and other representatives (“Representatives”) reasonable access, upon reasonable prior notice, during normal business hours, to all the properties, books, contracts, commitments, Tax Returns and records of the Business necessary to effectuate the Acquisition. During such period Seller shall furnish promptly to Purchaser any information concerning the Business as Purchaser may reasonably request; provided that Seller shall not be obligated under this Section 6.03 with respect to information that Seller determines in good faith is the confidential information of Seller that relates to other business lines of Seller or that is attorney-client privileged and should not, therefore, be disclosed, provided further that with respect to information that is determined to be confidential or attorney-client privileged as set forth above, Seller shall use commercially reasonable efforts to develop an alternative means by which to provide Purchaser with such information in a manner that does not jeopardize the applicable confidentiality or privilege. No information provided to or obtained by Purchaser pursuant to this Section 6.03 shall limit or otherwise affect the remedies available hereunder to Purchaser (including Purchaser’s right to seek indemnification pursuant to Article IX), or the representations or warranties of, or the conditions to the obligations of, the parties hereto.

Section 6.04.                          Confidentiality.

(a)                                 Each of Purchaser and Seller acknowledges that the information that has been and is being provided to each of them in connection with the Acquisition and the consummation of the other transactions contemplated hereby is subject to the terms of a Non-Disclosure Agreement between Purchaser and Seller, dated June 5, 2015 (the “Confidentiality Agreement”); provided, however, that for the avoidance of doubt, following the Closing, Purchaser and its Affiliates, agents and representatives shall have no obligations under the Confidentiality Agreement with respect to any information that is included in the Acquired Assets.

(b)                                 If the Closing occurs, Seller shall keep confidential, and cause its Affiliates and instruct its and their officers, directors, employees and advisors to keep confidential, all information relating to the Business except as required by Applicable Law or administrative process and except for information that is available to the public on the Closing Date, or thereafter becomes available to the public other than as a result of a breach of this Section 6.04.

Section 6.05.                          Commercially Reasonable Efforts. On the terms and subject to the conditions of this Agreement, each party shall use commercially reasonable efforts to cause the Closing to occur, including taking all reasonable actions necessary to comply promptly with all legal requirements that may be imposed on it or any of its Affiliates with respect to the Closing. In addition to and not in lieu of the foregoing, (a) Seller shall use commercially reasonable efforts prior to the Closing in order to obtain the Required Consents and (b) to the extent the any Required Consent has not been obtained prior to the Closing, Seller shall use commercially reasonable efforts to obtain such consent promptly following the Closing.

Section 6.06.                          Employee Matters.

(a)                                 Purchaser (the “Employer”) shall make at-will employment offers, effective as of the Employment Commencement Date, to such employees of the Business as it determines in its sole discretion and who (i) are not on authorized leave of absence, sick leave, short or long term disability leave, military leave or layoff with recall rights (“Active Employees”); or (ii) are on authorized leave of absence, sick leave, short or long term disability leave, military leave or layoff with recall rights and who return to active employment immediately following such absence and within six months of the Closing Date or such later date as required under Applicable Law (“Inactive Employees” and, collectively with the Active Employees, the “Offer Employees”) on terms and conditions acceptable to Employer, in its sole discretion. For the purposes hereof, the “Employment Commencement Date” shall mean (i) as to Active Employees, the Closing Date, and (ii) as to Inactive Employees, the date on which the Inactive Employee commences active employment with Employer. Those Offer Employees who accept Employer’s offer of employment are collectively referred to herein as the “Transferred Employees.” Nothing herein shall confer upon any Transferred Employee any right to be employed by Purchaser or any of its Affiliates for any specified period of time following the Employment Commencement Date or in any way limit the right of Purchaser or any of its Affiliates to terminate the employment of any Transferred Employee at any time following the Employment Commencement Date for any reason (or no reason).

(b)                                 On or promptly following the Closing, Seller shall cause to be paid to each Offer Employee, all paid time off actually accrued by Seller or required to be accrued by Seller pursuant to GAAP, as of the Closing Date.

(c)                                  No Person (other than the parties to this Agreement), including any current or former employee of Seller or Employer, shall be a beneficiary with respect to this Section 6.06 or shall be entitled to assert any claim based on any provisions of this Section 6.06 against any party to this Agreement or their Affiliates. Nothing in this Section 6.06 shall be deemed an amendment of any employee benefit plan of Purchaser or its Affiliates.

(d)                                 To the extent any payments made with respect to, or which arise as a result of, this Agreement, could be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code, the Seller shall: (i) no later than three (3) Business Days prior to the Closing Date, disclose its calculations with respect to the excess parachute payments to Purchaser, along with the assumptions used to make the calculations and the data necessary for Purchaser to confirm the accuracy of the calculations, (ii) to the extent not already obtained, promptly seek the consent of the recipient of any such payment that would otherwise be due and owing that such payment shall not be due and owing, paid or retained, absent 280G Stockholder Approval (as defined below) and (iii) promptly (and in any case prior to the Closing Date) cause all such payments to be adequately disclosed to, and obtain the vote (whether of approval or disapproval) and use commercially reasonably efforts to have all such payments approved by a vote of, the stockholders meeting the requirements of the Code and the applicable treasury regulations (“280G Stockholder Approval”), in a manner reasonably satisfactory to Purchaser. Purchaser shall have the right to review and approve any disclosure required by clause (iii) before such disclosure is made. The Seller shall not pay any amount that could be characterized as an “excess parachute payment” to the extent that it is unable to obtain the stockholder approval described in clause (iii).

Section 6.07.                          Expenses: Transfer Taxes.

(a)                                 Whether or not the Closing takes place, and except as set forth in Article IX, all costs and expenses incurred in connection with this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such expense.

(b)                                 All Transfer Taxes applicable to the conveyance and transfer from Seller to Purchaser of the Acquired Assets and any other transfer or documentary Taxes or any filing or recording fees applicable to such conveyance and transfer shall be shared and paid equally by Seller and Purchaser. Each party shall use commercially reasonable efforts to avail itself of any available exemptions from any such Taxes or fees, and to cooperate with the other parties in providing any information and documentation that may be necessary to obtain such exemptions. The term “Transfer Taxes” means any transfer, documentary, sales, use, registration, stamp, value added and other similar Taxes (including all applicable real estate transfer Taxes and real property transfer gains Taxes) and related amounts (including any penalties, interest and additions to Tax) incurred in connection with this Agreement, the Ancillary Agreements, the Acquisition and the other transactions contemplated hereby and thereby.

Section 6.08.                          Collection of Receivables. From and after the Closing, Purchaser shall have the right and authority to collect for its own account all Receivables that are included in the Acquired Assets and to endorse with the name of Seller, as applicable, any checks or drafts received with respect to any such Receivables. Seller shall promptly (and, in any event, within ten (10) Business Days) deliver to Purchaser any cash or other property received directly or indirectly by it with respect to such Receivables, including any amounts payable as interest.

Section 6.09.                          Publicity. Neither Seller nor Purchaser shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of Purchaser or Seller, as applicable, disclosure is otherwise required by Applicable Law or by the applicable rules of any stock exchange on which Purchaser or Seller lists securities, provided that, to the extent required by Applicable Law, the party intending to make such release shall use its commercially reasonable efforts consistent with such Applicable Law to consult with the other party with respect to the timing and content thereof; and provided, further, that Seller shall not cause the Seller Disclosure Schedule or any other Schedule to this agreement to be disclosed publicly unless Purchaser shall have reasonably determined in consultation with counsel that such disclosure is required by Applicable Law, and in such case Seller shall use commercially reasonably efforts to obtain confidential treatment of such portion of the disclosed Schedules or Seller Disclosure Schedule as shall be reasonably requested by Purchaser. Notwithstanding anything to the contrary, any reference to Purchaser by Seller in connection with this Agreement, the Acquisition or the Seller Stockholder Approval shall be subject to Purchaser’s prior review and written approval (not to be unreasonably withheld).

Section 6.10.                          Agreement Not to Compete and Not to Solicit.

(a)                                 Seller understands that Purchaser shall be entitled to protect and preserve the going concern value of the Business to the extent permitted by Applicable Law and that Purchaser would not have entered into this Agreement absent the provisions of this Section 6.10.

(b)                                 For a period of two (2) years after the Closing Date (the “Restricted Period”, Seller shall not, and shall cause each of its Affiliates not to, directly or indirectly (i) solicit or recruit for employment, or employ any Transferred Employee or any other employee of Purchaser, (ii) cause, induce or encourage any current or prospective client, customer, supplier, or licensor of the Business (including any existing or former customer of the Business and any Person that becomes a client, customer supplier or licensor of the Business after the Closing) or any other Person who has a material business relationship with the Business, to terminate or modify any such actual or prospective relationship, or (iii) solicit or encourage any Transferred Employee or any other employee of Purchaser to leave the employ of the Employer, except (A) in the case of this clause (iii) for general solicitations of employment (including solicitations through employee search firms or similar agents) not specifically directed towards Transferred Employees and (B) in the case of clause (i) and this clause (iii), solicitations of such employees whose employment was terminated by Employer more than twelve (12) months prior to such solicitation.

(c)                                  Seller agrees that, except as provided below, during the Restricted Period, Seller shall not, directly or indirectly, engage in activities or businesses, or establish any new businesses that are in competition with the operation of the Business as presently conducted (a “Competing Business”), including, but not limited to, soliciting any customer or prospective customer of the Business if it could reasonably be expected to have an adverse effect on the Business or Purchaser, or assisting any other person to do the same.

(d)                                 If any provision contained in this Section 6.10 shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section 6.10, but this Section 6.10 shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by Applicable Law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under Applicable Law, a court of competent jurisdiction shall construe and interpret or reform this Section 6.10 to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such Applicable Law. Seller agrees that Purchaser shall be entitled to injunctive relief requiring specific performance by Seller of this Section 6.10, and Seller consents to the entry thereof.

Section 6.11.                          Bulk Transfer Laws. Each party hereto hereby waives compliance by the other party with the provisions of any so-called “bulk transfer law” of any jurisdiction in connection with the sale of the Acquired Assets to Purchaser.

Section 6.12.                          Names Following Closing. Promptly following the Closing, Seller shall cease using “Postano” or any name that, in the reasonable judgment of Purchaser, is similar to any such names, and Seller shall not thereafter use those names or other names acquired by Purchaser hereunder or names confusingly similar thereto. Seller shall update its Website so that for 12 months following the Closing or until such time as the Seller files a certificate of dissolution with the Secretary of State of the State of Delaware, whichever is earlier, the link as of December 18, 2015 directing users to http://www.postano.com/ (the “Postano Link”), will redirect users to a website selected by Sprinklr from time to time. Seller shall not modify the placement or formatting of the Postano Link during the foregoing period to make it less pronounced that it was on December 18, 2015.

Section 6.13.                          Further Assurances. From time to time, until one year following the Closing, as and when requested by any party, each party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions, at such other party’s cost and expense and as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement, including, in the case of Seller, executing and delivering to Purchaser such assignments, deeds, bills of sale, consents and other instruments as Purchaser or its counsel may reasonably request as necessary or desirable for such purpose.

Section 6.14.                          Preservation of Records; Notice of Claims. In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing, or for any other reasonable purpose, for a period of seven (7) years after the Closing, Purchaser shall afford the Seller reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to the Records relating to periods prior to the Closing to the extent not included in the Acquired Assets.

(a)                                 In order to facilitate the resolution of any claims made by or against or incurred by Purchaser after the Closing, or for any other reasonable purpose, for a period of seven (7) years following the Closing or until such time as Seller files a certificate of dissolution with the Secretary of State of Delaware, Seller shall afford the Purchaser reasonable access (including the right to make, at Purchaser’s expense, photocopies), during normal business hours, to the books and records related to the Business.

(b)                                 Neither Purchaser nor Seller shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 6.14 where such access would violate any Applicable Law.

(c)                                  In the event Seller or Purchaser wishes to destroy such records after that time, such party shall first give ninety (90) days prior written notice to the other and such other party shall have the right at its option and expense, upon prior written notice given to such party within that ninety (90) day period, to take possession of the records within one hundred and eighty (180) days after the date of such notice.

Section 6.15.                          Seller Stockholder Approval.

(a)                                 On or promptly following date hereof (but in any event within twenty four hours), Seller shall have obtained irrevocable written consents approving the Acquisition from the holders of at least a majority of the shares of Seller’s capital stock entitled to vote thereon (the “Stockholder Written Consent”). The Stockholder Written Consent shall, by its terms, provide that the Closing shall occur no earlier than the date (the “Earliest Closing Date”) that is twenty (20) calendar days after the transmission by Seller of a definitive written information statement related to the Acquisition and the Stockholder Written Consent pursuant to Rule 14c-2 under the Exchange Act (the “Information Statement”).

(b)                                 As soon as reasonably practicable following the date of this Agreement, the Seller shall file a preliminary Information Statement with the Securities and Exchange Commission (the “Commission”). Seller shall as soon as reasonably practicable (i) notify Purchaser of the receipt of any comments from the Commission with respect to the preliminary Information Statement, or any other filing made or proposed to made in connection with this Agreement or the Acquisition and (ii) provide Purchaser with copies of all written correspondence between Seller and its Affiliates, on the one hand, and the Commission, on the other hand, with respect to the Information Statement. Except to the extent that the Seller Board shall have effected a Seller Adverse Recommendation Change as permitted by Section 6.02 hereof, Seller shall file a definitive Information Statement with the Commission as soon as reasonably practicable following (1) the day that is ten (10) days after the filing of the preliminary Information Statement or (2) the resolution of any comments from the Commission with respect to the preliminary Information Statement, whichever is later.

Section 6.16.                          Supplement to Seller Disclosure Schedule. From time to time prior to the Closing, Seller shall have the right (but not the obligation) to supplement or amend the Seller Disclosure Schedule with respect to any matter hereafter arising or of which it becomes aware after the date hereof (each a “Schedule Supplement”). Any disclosure in any such Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in Section 7.02(a) have been satisfied; provided, however, that if Purchaser has the right to, but does not elect to, terminate this Agreement within seven (7) calendar days of its receipt of such Schedule Supplement (or the expiration of any applicable cure period under Section 8.01(a)(iii), whichever is later), then Purchaser shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matter (for the avoidance of doubt, Purchaser’s right to seek indemnification with respect to such matter shall not be limited or impaired by this Section 6.16).

Section 6.17.                          Notice of Dissolution. In the event Seller intends to cause a certificate of dissolution to be filed with the Secretary of State of the State of Delaware within twelve (12) months of the Closing, Seller shall provide Purchaser with at least three (3) Business Day’s prior written notice before such filing is made.

ARTICLE VII
CONDITIONS PRECEDENT

Section 7.01.                          Conditions to Each Party’s Obligation. The obligation of Purchaser to purchase the Acquired Assets and assume the Assumed Liabilities and the obligation of Seller to sell the Acquired Assets to Purchaser is subject to the satisfaction or waiver at or prior to Closing of the following conditions:

(a)                                 Absence of Restraints. There shall not be in effect any Applicable Law or Judgment enacted, entered, promulgated, enforced or issued by any Governmental Entity or other legal restraint or prohibition preventing the consummation of the Acquisition.

(b)                                 Seller Stockholder Consent. Seller’s stockholders shall have approved the terms of the Acquisition and this Agreement in accordance with all Applicable Laws, Seller shall have filed the definitive Information Statement and all applicable waiting periods shall have expired.

Section 7.02.                          Conditions to Obligation of Purchaser. The obligation of Purchaser to purchase and pay for the Acquired Assets and assume the Assumed Liabilities is additionally subject to the satisfaction (or waiver by Purchaser) on or prior to the Closing Date of the following conditions:

(a)                                 Representations and Warranties. The representations and warranties of Seller made in this Agreement shall be true and correct as of the Closing, without regard to any materiality or material adverse effect qualifiers, as if made as of the Closing (other than those representations and warranties made as of a specific date, which will be true and correct as of such date), except where the failure of such representations and warranties to be true and correct taken together would not have a material adverse effect on the Business.

(b)                                 Performance of Obligations of Seller. Seller shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by it by the time of the Closing, and Purchaser shall have received a certificate signed by an authorized officer of Seller to such effect.

(c)                                  Absence of Proceedings. There shall not be pending or threatened any Proceeding (i) challenging or seeking to restrain or prohibit the Acquisition or any other transaction contemplated by this Agreement or the Ancillary Agreements, (ii) seeking to prohibit or limit the ownership or operation by Purchaser or any of its Subsidiaries of any material portion of the Business, or to compel Purchaser, or any of its Subsidiaries to dispose of or hold separate any material portion of the Business, the Seller or any of their respective Subsidiaries, in each case as a result of the Acquisition or any of the other transactions contemplated by this Agreement, (iii) seeking to impose limitations on ability of Purchaser to acquire or hold, or exercise full rights of ownership of, the Acquired Assets or (iv) seeking to prohibit Purchaser or any of its Subsidiaries from effectively controlling in any material respect the Business.

(d)                                 Consents/Approvals. Purchaser shall have received or waived the receipt of the Required Consents to assign the contracts set forth on Schedule 7.02(d) to Purchaser.

(e)                                  Employee Matters.

(i)                                     Justin Garrity, Ryan Parr and Dan Blaisdall shall have (A) signed an offer letter in the form provided by Employer and (B) executed Employer’s customary Non-Solicitation and Confidentiality Agreement.

(ii)                                  Seller shall have provided Sprinklr with evidence reasonably acceptable to Sprinklr that Seller has authorized a special payroll to cause the amounts contemplated by Section 6.06(b) to be paid to the Offer Employees.

(f)                                   Seller Financial Advisor Acknowledgment. Purchaser shall have received from the Seller Financial Advisor a letter containing an unconditional acknowledgement that (i) any amount to which the Seller Financial Advisor becomes entitled to in connection with (x) the consummation of the transactions contemplated by this Agreement or (y) any indemnity obligation of the Seller, is an Excluded Liability, (ii) that under no circumstances (including the failure of Seller to pay the Seller Financial Advisor), will the Seller Financial Advisor seek such amount (or any portion thereof) from the Purchaser or its Affiliates and (iii) that such letter is a material inducement to Purchaser to consummate the transactions contemplated by this Agreement and absent such letter Purchaser would not be willing to consummate the transactions contemplated by this Agreement.

(g)                                  Landlord Consent and Estoppel Certificate. Purchaser shall have received from each of Allied Works Architecture, Inc. and Morrison Street Partners LLC, (i) consent to the assignment to Purchaser of the Sublease for 1532 SW Morrison Street, Suite 200, Portland, Oregon, dated March 11, 2011, as amended (the “Sublease”) as well as the license of space to Seller contemplated pursuant to the Desk License Agreement and (ii) a landlord estoppel certificate in form reasonably satisfactory to Purchaser stating that there are no amounts past due and.

(h)                                 Furniture Lease. Purchaser shall have received from Astoria Capital Management (“Astoria”), a lease agreement allowing Purchaser to lease from Astoria the office furniture referenced in Section 4.11 of the of the Seller Disclosure Schedule for $1,000 per month until Purchaser terminates such lease (but in no event longer than thirty-six (36) months), on terms (other than rent and term) substantially similar to those by which Seller currently leases such furniture from Astoria.

(i)                                     Deliveries. Seller shall have delivered to Purchaser the documents and agreements contemplated by Section 3.02(a).

Section 7.03.                          Conditions to Obligation of Seller. The obligation of Seller to sell, assign, convey, and deliver the Acquired Assets is subject to the satisfaction (or waiver by Seller) on or prior to the Closing Date of the following conditions:

(a)                                 Representations and Warranties. The representations and warranties of Purchaser made in this Agreement qualified as to materiality shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, as of the date hereof and as of the time of the Closing as though made as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date), and Seller shall have received a certificate signed by an authorized officer of Purchaser to such effect.

(b)                                 Performance of Obligations of Purchaser. Purchaser shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Purchaser by the time of the Closing, and Seller shall have received a certificate signed by an authorized officer of Purchaser to such effect.

(c)                                  Deliveries. Purchaser shall have delivered to Seller the documents and agreements contemplated by Section 3.02(b).

Section 7.04.                          Frustration of Closing Conditions. Neither Purchaser nor Seller may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such party’s failure to act in good faith or to use commercially reasonable efforts to cause the Closing to occur, as required by Section 6.05.

ARTICLE VIII
TERMINATION

Section 8.01.                          Termination.

(a)                                 Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the Acquisition and the other transactions contemplated by this Agreement abandoned at any time prior to the Closing:

(i)                                     by mutual written consent of Seller and Purchaser;

(ii)                                  by Seller, upon written notice to Purchaser, if (1) there has been a material breach by Purchaser of any of its representations, warranties or covenants under this Agreement such that any of the conditions set forth in Section 7.01 or Section 7.03 shall have become incapable of fulfillment and (2) Seller provides Purchaser with written notice thereof; provided, however, Seller may not terminate this Agreement under this Section 8.01(a)(ii) if such breach is of a type curable by Purchaser and such breach has been cured in all material respects within ten (10) Business Days of the date Purchaser receives written notice of such breach from Seller;

(iii)                               by Purchaser, upon written notice to Seller, if (1) there has been a material breach by Seller of any of its representations, warranties or covenants under this Agreement such that any of the conditions set forth in Section 7.01 or Section 7.02 shall have become incapable of fulfillment and (2) Purchaser provides Seller with written notice thereof; provided, however, Purchaser may not terminate this Agreement under this Section 8.01(a)(iii)) if such breach is of a type curable by Seller and such breach has been cured in all material respects within ten (10) Business Days of the date Seller receives written notice of such breach from Purchaser;

(iv)                              by Seller, if prior to the Earliest Closing Date, the Seller Board authorizes the Seller, in full compliance with the terms of this Agreement, including Section 6.02(b) hereof, to enter into a Seller Acquisition Agreement (other than an Acceptable Confidentiality Agreement) in respect of a Superior Proposal; provided that the Seller shall have paid any amounts due pursuant to Section 8.03 hereof in accordance with the terms, and at the times, specified therein; and provided further that in the event of such termination, the Seller substantially concurrently enters into such Seller Acquisition Agreement; or

(v)                                 by Purchaser, if (A) a Seller Adverse Recommendation Change shall have occurred, (B) Seller shall have entered into, or publicly announced its intention to enter into, a Seller Acquisition Agreement (other than an Acceptable Confidentiality Agreement), (C) the Seller shall have breached or failed to perform in any material respect any of the covenants and agreements set forth in Section 6.02, (D) the Seller Board fails to reaffirm (publicly, if so requested by Purchaser) the Seller Board Recommendation within fifteen (15) Business Days after the date any Takeover Proposal (or material modification thereto) is first publicly disclosed by the Seller or the Person making such Takeover Proposal, (E) a tender offer or exchange offer relating to Seller’s Common Stock shall have been commenced by a Person unaffiliated with Purchaser and the Seller shall not have sent to its stockholders pursuant to Rule 14e-2 under the Securities Act, within fifteen (15) Business Days after such tender offer or exchange offer is first published, sent or given, a statement reaffirming the Seller Board Recommendation and recommending that stockholders reject such tender or exchange offer, or (F) the Seller or the Seller Board (or any committee thereof) shall publicly announce its intentions to do any of actions specified in this Section 8.01(a)(v); or

(vi)                              by Seller or Purchaser, if the Closing does not occur on or prior to May 31, 2016;

provided, however, that the right to terminate this Agreement pursuant to Section 8.01(a)(ii) through 8.01(a)(vi) shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the failure of the Acquisition to be consummated on or before such date.

(b)                                 In the event of termination by Seller or Purchaser pursuant to this Section 8.01, written notice thereof shall forthwith be given to the other and the transactions contemplated by this Agreement shall be terminated, without further action by any party. If the transactions contemplated by this Agreement are terminated as provided herein:

(i)                                     Purchaser shall return all documents and other material received from Seller relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to Seller; and

(ii)                                  all confidential information received by Purchaser with respect to the businesses of Seller shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect in accordance with its terms notwithstanding the termination of this Agreement.

Section 8.02.                          Effect of Termination. If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in Section 8.01, this Agreement and the Term Sheet related hereto shall become null and void and of no further force and effect, except for the provisions of this Agreement contained in (i) Section 6.04 relating to the obligation of the parties hereto to keep confidential certain information and data obtained by them from the other party, (ii) Section 6.07 relating to certain expenses, (iii) Section 6.09 relating to publicity, (v) Section 8.01, (vi) this Section 8.02 and (vii) Section 8.03. Nothing in this Section 8.02 shall be deemed to release any party from any liability for any willful breach by such party of the terms and provisions of this Agreement or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement.

Section 8.03.                          Fees and Expenses Following Termination.

(a)                                 If this Agreement is terminated by Seller pursuant to Section 8.01(a)(iv) then the Seller shall pay to Purchaser (by wire transfer of immediately available funds), within two (2) Business Days after such termination, a fee in an amount equal to the Termination Fee.

(b)                                 If this Agreement is terminated by Purchaser pursuant to Section 8.01(a)(v) then the Seller shall pay to Purchaser (by wire transfer of immediately available funds), within two (2) Business Days after such termination, a fee in an amount equal to the Termination Fee.

(c)                                  The Seller acknowledges and hereby agrees that the provisions of this Section 8.03 are an integral part of the transactions contemplated by this Agreement, and that, without such provisions, Purchaser would not have entered into this Agreement. If the Seller shall fail to pay in a timely manner the amounts due pursuant to this Section 8.03, and, in order to obtain such payment, Purchaser makes a claim against the Seller that results in a judgment against the Seller, the Seller shall pay to Purchaser the reasonable costs and expenses of Purchaser (including its reasonable attorneys’ fees and expenses) incurred or accrued in connection with such suit, together with interest on the amounts set forth in this Section 8.03 at the prime lending rate prevailing during such period as published in The Wall Street Journal. Any interest payable hereunder shall be calculated on a daily basis from the date such amounts were required to be paid until (but excluding) the date of actual payment, and on the basis of a 360-day year. The parties acknowledge and agree that in no event shall the Seller be obligated to pay the Termination Fee on more than one occasion.

ARTICLE IX
INDEMNIFICATION

Section 9.01.                          Exclusive Remedy. Each of Purchaser and Seller has voluntarily agreed to define its rights, liabilities and obligations respecting the subject matter of this Agreement exclusively in contract pursuant to the express terms and provisions of this Agreement, and each of Purchaser and Seller expressly disclaims that it is owed any duties not expressly set forth in this Agreement. From and after the Closing, the rights of parties to indemnification relating to this Agreement or the transactions contemplated hereby shall be strictly limited as set forth in this Article IX, and, except with respect to specific performance pursuant to Section 10.10, such indemnification rights shall be the sole and exclusive remedy of the parties hereto subsequent to the Closing Date with respect to any matter in any way relating to, arising out of or in connection with this Agreement or the transactions contemplated hereby, including any representation, warranty, covenant or agreement contained herein. Except with respect to specific performance pursuant to Section 10.10, Purchaser and Seller hereby waive and release, on behalf of all of the Indemnified Parties, any and all tort claims and causes of action that may be based upon, arise out of, or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any tort claim or cause of action based upon, arising out of, or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement).

Section 9.02.                          Indemnification by Seller. From and after the Closing, Seller shall indemnify Purchaser and its Affiliates and each of their respective officers, directors, employees, stockholders, agents and representatives (each, a “Purchaser Indemnified Party”) against, and hold them harmless from, any and all losses, liabilities, claims, obligations, deficiencies, demands, judgments, damages (including reasonably foreseeable incidental and consequential damages), interest, fines, penalties, claims, suits, actions, causes of action, assessments, awards, costs and expenses (including costs of investigation and defense and attorneys’ and other professionals’ fees), whether or not involving a Third Party Claim, but excluding any punitive, incidental, consequential, exemplary, or special damages (except to the extent payable in connection with any Third Party Claim) (individually, a “Loss” and, collectively, “Losses”), as incurred (payable promptly upon written request), to the extent arising out of or resulting from:

(a)                                 any breach of any representation or warranty of Seller contained in this Agreement or in any certificate delivered in connection herewith;

(b)                                 any breach of any covenant of Seller contained in this Agreement;

(c)                                  any claim asserted by a third party that, if successful, would constitute a breach of a representation or warranty of Seller contained in this Agreement or in any certificate delivered in connection herewith; and

(d)                                 any Excluded Liability.

Section 9.03.                          Limitations.

(a)                                 Basket Amount; Cap. Except as otherwise provided in Section 9.03(b):

(i)                                     The aggregate liability of Seller for indemnification under Section 9.02(a) and 9.02(c) shall not exceed the Purchase Price; except, the aggregate liability of Seller for indemnification under Section 9.02(a) and 9.02(c) for Losses other than those related to breaches of Fundamental Representations shall not exceed $240,000.

(ii)                                  The indemnification obligations of Seller pursuant to Section 9.02(a) and 9.02(c) shall not apply to, and Seller shall have no liability for (1) any individual item where the Loss relating to such claim for indemnification (or series of claims arising from the same or substantially similar facts and circumstances) is less than $5,000 (the “De Minimis Amount”), and (2) unless and until the aggregate amount of all indemnifiable Losses suffered or incurred by such Indemnified Party and its Affiliates (disregarding the De Minimis Amount) exceeds $30,000 (the “Deductible”), in which event the Seller’s indemnity obligation shall thereafter apply only to the amount of indemnifiable Losses under this Agreement in excess of the Deductible (subject to the continued application of the De Minimis Amount); provided however, that this Section 9.03(a)(ii) shall not apply to any Losses related to breaches of Fundamental Representations.

(b)                                 Notwithstanding any provision herein to the contrary, the Deductible and the aggregate indemnity limitations contained in this Section 9.03 shall not apply to:

(i)                                     any Losses arising out of fraudulent conduct, willful breach or intentional misrepresentation, or

(ii)                                  any equitable remedy, including a preliminary or permanent injunction or specific performance.

(c)                                  The amount of any Losses incurred by a Purchaser Indemnified Party that are subject to indemnification under this Article IX shall be calculated net of the amount of any insurance proceeds and any other amounts from third parties actually received by such Purchaser Indemnified Party in connection with such Losses, net of any expenses incurred in connection with such recovery, including increased premiums, reasonable legal costs and other reasonable costs and expenses (it being understood and agreed that no Purchaser Indemnified Party shall be obligated to seek any recoveries from any third parties in respect of any Losses subject to indemnification hereunder, including recoveries under insurance policies). In the event a Purchaser Indemnified Party receives any such amounts after an indemnification payment is made that relates thereto, the Purchaser Indemnified Party shall promptly repay to Seller such amount of the indemnification payment as would not have been paid had such amounts reduced the original indemnification payment (and any such repayment shall be a credit against any applicable indemnification threshold or limitation set forth in Section 9.03(a)) at such time or times as and to the extent that any such amounts are actually received.

(d)                                 For purposes of calculating Losses, other than Losses related to breaches of Fundamental Representations, any materiality or material adverse effect qualifications in the representations and warranties contained in this Agreement or in any certificate delivered in connection herewith shall be disregarded; provided, however, that such qualifiers included in Section 4.04 shall not be disregarded.

(e)                                  Notwithstanding anything to the contrary herein, a Purchaser Indemnified party may not assert multiple claims under Section 9.02 in order to recover duplicative Losses in respect of a single set of facts or circumstances under more than one representation, warranty, covenant or obligation in this Agreement, regardless of whether such facts or circumstances would give rise to a breach of more than one representation, warranty, covenant or obligation in this Agreement.

Section 9.04.                          Purchaser Indemnification. From and after the Closing, Purchaser shall indemnify Seller and its Affiliates and each of their respective officers, directors, employees, stockholders, agents and representatives (each, a “Seller Indemnified Party”) against, and hold them harmless from, any and all Losses, as incurred, to the extent arising out of or resulting from:

(a)                                 any breach of any representation or warranty of Purchaser contained in this Agreement or in any certificate delivered in connection herewith;

(b)                                 any breach of any covenant of Purchaser contained in this Agreement; and

(c)                                  any Losses arising out of or relating to any Assumed Liability.

Section 9.05.                          Survival; Termination of Indemnification. The representations and warranties of each party contained herein shall survive the Closing and shall remain in full force and effect until the later of (i) the six (6) month anniversary of the Closing and (ii) the date that Seller files a certificate of dissolution with the Secretary of State of the State of Delaware, but in any event no longer than twelve (12) months following the Closing (the “Survival Period”). None of the covenants or other agreements contained in this Agreement shall survive the Closing other than those which by their terms contemplate performance after the Closing Date, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms. The obligations to indemnify and hold harmless any party, pursuant to Section 9.02(a), 9.02(c) or 9.04(a) shall terminate after expiration of the Survival Period; provided, however, that for purposes of claims brought by Purchaser regarding fraud, willful misconduct or intentional misrepresentation, the representations and warranties of the Seller shall survive in perpetuity; provided, further, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the Person to be indemnified shall have, before the expiration of the Survival Period, previously made a claim by delivering a notice of such claim pursuant to Section 9.06 to the party to be providing the indemnification.

Section 9.06.                          Procedures.

(a)                                 Third Party Claims.

(i)                                     In the event that a Person entitled to indemnification hereunder (an “Indemnitee”) receives notice of the assertion of any claim or the commencement of any claim or similar proceeding by a third party in respect of which indemnity may be sought under the provisions of this Article IX (a “Third Party Claim”), the Indemnitee shall promptly notify the party that would be required by this Article IX to indemnify the Indemnitee in respect of such Third Party Claim (the “Indemnitor”) in writing of such Third Party Claim (such notice, a “Notice of Claim”). If the Indemnitee fails to timely notify the Indemnitor of the Notice of

Claim and the Indemnitor’s ability to protect its interest is materially impaired, the Indemnitor will not be obligated to indemnify the Indemnitee to the extent of such material impairment. The Notice of Claim shall describe the Third Party Claim in reasonable detail and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnitee.

(ii)                                  The Indemnitor will have fifteen (15) Business Days from the date on which the Indemnitor received the Notice of Claim (the “Indemnitor Defense Review Period”) to notify the Indemnitee that the Indemnitor desires to assume the defense or prosecution of such Third Party Claim and any litigation resulting therefrom with counsel reasonably acceptable to the Indemnitee and at the sole cost and expense of the Indemnitor (a “Third Party Defense”). If the Indemnitor assumes the Third Party Defense in accordance herewith, (A) the Indemnitee may retain separate co-counsel at its own expense; (B) the Indemnitor will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnitee which shall not be unreasonably withheld; (C) the Indemnitor shall be conclusively deemed to have acknowledged that the Third Party Claim is within the scope of its indemnity obligation under this Agreement; (D) the Indemnitor shall conduct the Third Party Defense actively and diligently and provide copies of all correspondence and related documentation in connection with the Third Party Defense to the Indemnitee; and (E) the Indemnitee will provide reasonable cooperation in the Third Party Defense. Notwithstanding the foregoing, if counsel for the Indemnitee reasonably determines that there is a conflict between the positions of the Indemnitor and the Indemnitee in conducting the defense of such Action, then counsel for the Indemnitee shall be entitled, if the Indemnitee so elects, to conduct the defense to the extent reasonably determined by such counsel to protect the interests of the Indemnitee and the Indemnitor shall be liable for the reasonable legal fees and expenses of the Indemnitee; provided, that the Indemnitor shall not be required to pay for more than one such counsel (plus any appropriate local counsel) for all Indemnitees in connection with any Third Party Claim.

(iii)                               During the Indemnitor Defense Review Period and if the Indemnitor does not assume the Third Party Defense prior to the end of the Indemnitor Defense Review Period, the Indemnitee shall have the right to assume the Third Party Defense with counsel of its choice and the Indemnitor shall be liable for the reasonable legal fees and expenses of the Indemnitee (provided, that the Indemnitor shall not be required to pay for more than one such counsel (plus any appropriate local counsel) for all Indemnitees in connection with any Third Party Claim); provided, however, that the Indemnitor shall have the right, at its expense, to participate in such Third Party Defense but the Indemnitee shall control the investigation, defense and settlement thereof. The Indemnitee shall conduct the Third Party Defense actively and diligently, and the Indemnitor will provide reasonable cooperation in the Third Party Defense. The Indemnitee shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnitor which shall not be unreasonably withheld.

(iv)                              Notwithstanding the foregoing, the Indemnitor will not be entitled to assume the Third Party Defense if (a) the Third Party Claim seeks, in addition to or in lieu of monetary damages, any injunctive or other equitable relief, (b) the Third Party Claim relates to or arises in connection with any criminal action, indictment or allegation, (c) a legal conflict exists between the Indemnitee and the Indemnitor in respect of the Third Party Claim in accordance with Section 9.06(a)(ii); (d) the Third Party Claim involves a customer or supplier listed on Section 4.18(a) or 4.19(a) of the Seller Disclosure Schedule, (e) the maximum reasonably foreseeable damages or amount that may be claimed exceeds the limitations set forth in Section 9.02 or (f) the Third Party Claim would give rise to Losses which are more than the amount indemnifiable by the Indemnitor pursuant to this Article IX.

(b)                                 Other Claims. In the event any Indemnitee should have a claim against any Indemnitor under Section 9.02 or 9.04 that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnitee, the Indemnitee shall deliver notice of such claim with reasonable promptness to the Indemnitor. If the Indemnitor does not notify the Indemnitee within fifteen (15) calendar days following its receipt of such notice that the Indemnitor disputes its liability to the Indemnitee under Section 9.02 or 9.04, such claim specified by the Indemnitee in such notice shall be conclusively deemed a liability of the Indemnitor under Section 9.02 or 9.04 and the Indemnitor shall pay the amount of such liability to the Indemnitee on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined. If the Indemnitor has timely disputed its liability with respect to such claim, as provided above, the Indemnitor and the Indemnitee shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction.

(c)                                  For all federal, state, local and foreign income tax purposes, all indemnification, purchase price adjustments and other payments made pursuant to this Agreement will be treated as an adjustment to the Purchase Price, unless otherwise required by Applicable Law.

Section 9.07.                          No Prejudice. The representations, warranties, covenants and obligations of Purchaser and Seller, and the rights and remedies that may be exercised by the Indemnitees based on such representations, warranties, covenants and obligations, will not be limited or affected by any investigation conducted by an Indemnitee with respect to, or any knowledge acquired (or capable of being acquired) by an Indemnitee at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy or inaccuracy of or compliance with or performance of any such representation, warranty, covenant or obligation, and no indemnified party shall be required to show that it relied on any (and each indemnified party shall be deemed to have relied on each) such representation, warranty, covenant or obligation of the Purchaser in order to be entitled to indemnification pursuant to this Article IX.

ARTICLE X
GENERAL PROVISIONS

Section 10.01.                   Assignment. This Agreement and the rights and obligations hereunder shall not be assignable by Purchaser and Seller without the prior written consent of the other parties hereto.

Section 10.02.                   No Third-Party Beneficiaries. Except as provided in Article IX, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

Section 10.03.                   Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when received, as follows:

(i)                                     if to Seller,

Tigerlogic Corporation

1532 SW Morrison St., Suite 200

Portland, Oregon 97205

Attn: Roger Rowe

with a copy (which shall not constitute notice) to:

Garvey Schubert Barer

1191 Second Avenue, Suite 1800

Seattle, Washington 98101

Attn: Peter B. Cancelmo, Esq.

(ii)                                  if to Purchaser,

Sprinklr, Inc.
29 West 35th Street
New York, New York 10001
Attn: Chris Lynch, CFO

with a copy (which shall not constitute notice) to:

Lowenstein Sandler LLP
1251 Avenue of the Americas
New York, New York 10020
Attn: Raymond P. Thek, Esq.

Section 10.04.                   Interpretation; Exhibits and Schedules: Certain Definitions. The headings contained in this Agreement, in any Exhibit, disclosure schedule or any other Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All Exhibits and Schedules (including the disclosure schedules) annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in the disclosure schedules or any other Schedule or Exhibit but not otherwise defined therein, shall have the meaning as defined in this Agreement. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement or the disclosure schedules unless otherwise indicated.

(a)                                 For all purposes hereof:

(i)                                     “Acceptable Confidentiality Agreement” means a confidentiality and standstill agreement that contains confidentiality and standstill provisions that are no less favorable to the Seller than those contained in the Confidentiality Agreement.

(ii)                                  “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

(iii)                               “Applicable Laws” means all Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Acquired Assets as currently owned and used.

(iv)                              “Benefit Arrangement” means each (i) employee benefit plan, as defined in Section 3(3) of ERISA (whether or not subject to ERISA), (ii) employment agreement, offer letter or similar arrangement and (iii) bonus, commission, fee sharing, deferred compensation, incentive compensation, performance compensation, stock purchase, stock bonus, stock option, stock appreciation, restricted stock, restricted stock unit, phantom stock, savings, profit sharing, severance, retention, stay-bonus, change in control, termination pay, health or other medical, salary continuation, cafeteria, dependent care, vacation, sick leave, paid-time off, holiday pay, fringe benefit, reimbursement, life insurance, disability or other insurance, supplementary unemployment, pension retirement, supplementary retirement, welfare or other plan, program, policy or arrangement, whether written or unwritten, which any current or former employee, consultant or director of the Business participated or participates in or was or is covered under, or was or is otherwise a party, and with respect to which Seller or any of its ERISA Affiliates is or ever was a sponsor or participating employer, or had or has an obligation to make contributions, or was or is otherwise a party.

(v)                                 “Business Day” means any day, other than Saturday, Sunday or any day on which banking institutions located in New York, New York are authorized or required by Law or other governmental action to close.

(vi)                              “Contract” means any oral or written contract, lease, license, indenture, agreement, commitment, course of conduct and/or any other legally binding arrangement, whether oral or written, related to the Business, to which Seller is a party.

(vii)                           “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(viii)                        “ERISA Affiliate” means, with respect to Seller, any other Person that, together with Seller, would be treated as a single employer under Section 414 of the Code

(ix)                              “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(x)                                 “Fundamental Representations” means the representations and warranties set forth in Section 4.01 (Organization; Standing; and Power); Section 4.02

(Authority; Execution and Delivery; Enforceability); Section 4.03 (No Conflicts); Section 4.05 (Assets); Section 4.06 (Intellectual Property); Section 4.12 (Taxes); Section 5.01 (Organization; Standing; and Power); Section 5.02 (Authority; Execution and Delivery; Enforceability) and Section 5.03 (No Conflicts).

(xi)                              “GAAP” means generally accepted accounting principles in the United States, applied consistently with Seller’s prior practices.

(xii)                           “including” means including, without limitation.

(xiii)                        “knowledge of Seller” means the knowledge, after reasonable inquiry, of Roger Rowe and Justin Garrity.  The phrase “reasonable inquiry,” as used in this definition, shall include communication with other members of the management of the Business who report to any of the Persons identified in this definition in connection with the day-to-day operation of the Business in the ordinary course consistent with past reporting practices.

(xiv)                       “Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Entity.

(xv)                          “Material Adverse Effect” means any material adverse change, event, circumstance or development with respect to, or material adverse effect on the business, assets, liabilities, capitalization, condition (financial or other) or results of operations of the Business, taken as a whole; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, or be taken into account when determining whether there has been or is reasonably expected to be, a Material Adverse Effect: any adverse change, event, development, or effect arising from or relating to (a) general business or economic conditions, (b) natural disasters, weather conditions, force majeure events, acts or threats of terrorism or war, armed hostilities or terrorist activities, threat or escalation of armed hostilities or terrorist activities, national or international political or social conditions, or any governmental or other response or reaction to any of the foregoing, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (c) decline or volatility in the financial, banking, or securities markets, (d) changes in United States generally accepted accounting principles, (e) the public announcement or pendency of this Agreement or any of the transactions contemplated thereby, and (f) the taking of any action contemplated by this Agreement and the other agreements contemplated hereby.

(xvi)                       “Permitted Liens” means (a) liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures; (b) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business; (c) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; and (d) other imperfections of title or Liens, if any, that have not had, and would not reasonably be expected to have, a Material Adverse Effect.

(xvii)                    “Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.

(xviii)                 “Postano Employee” means the full-time and part-time employees employed by Seller or its Affiliates who are, or were (as applicable) engaged in the Business, it being understood that any employee of Seller whose employment responsibilities relate substantially to the overall operations of Seller shall not be deemed Postano Employees for any purposes hereunder.

(xix)                       “Seller Board Recommendation” means resolutions duly adopted by the Seller Board, not subsequently rescinded or modified in any way, (i) determining that this Agreement and Acquisition, are fair to, and in the best interests of, the Seller’s stockholders, (ii) approving and declaring advisable this Agreement and the Acquisition in accordance with the Delaware General Corporation Law, (iii) directing that this Agreement and the terms of the acquisition be submitted to Seller’s stockholders for adoption, and (iv) recommending that Seller’s stockholders adopt this Agreement and approve the Acquisition.

(xx)                          “Seller Stockholder Approval” shall mean the approval of this Agreement and the terms of the Acquisition by the Seller’s stockholders in accordance with Applicable Law, which such approval shall have become effective in accordance with the terms of the Stockholder Written Consent and the Seller Board Recommendation.

(xxi)                       “Subsidiary” means, when used with respect to any party, any corporation or other entity, whether incorporated or unincorporated, at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other entity is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

(xxii)                    “Superior Proposal” means a bona fide written Takeover Proposal involving the direct or indirect acquisition of the Business, the Acquired Assets or a majority of the outstanding Seller Common Stock pursuant to any asset sale and purchase, tender offer, exchange offer, merger, consolidation or other business combination, that the Seller Board determines in good faith (after consultation with outside legal counsel and the Seller Financial Advisor) is more favorable from a financial point of view to the holders of Seller’s Common Stock than the transactions contemplated by this Agreement, taking into account (a) all financial considerations, (b) the identity of the third party making such Takeover Proposal, (c) the anticipated timing, conditions (including any financing condition or the reliability of any debt or equity funding commitments) and prospects for completion of such Takeover Proposal, (d) the other terms and conditions of such Takeover Proposal and the implications thereof on the Seller, including relevant legal, regulatory and other aspects of such Takeover Proposal deemed relevant by the Seller Board and (e) any revisions to the terms of this Agreement and the Acquisition proposed by the Purchaser during the Notice Period set forth in Section 6.02(d).

(xxiii)                 “Takeover Proposal” means a proposal or offer from, or indication of interest in making a proposal or offer by, any Person (other than Purchaser and its Subsidiaries) relating to any (a) direct or indirect acquisition of the Business or the Acquired

Assets, (b) direct or indirect acquisition of fifteen percent (15%) or more of the voting equity interests of the Seller, (c) tender offer or exchange offer that if consummated would result in any Person beneficially owning (within the meaning of Section 13(d) of the Exchange Act) fifteen percent (15%) or more of the voting equity interests of the Seller, (d) merger, consolidation, other business combination or similar transaction involving the Seller or any of its Subsidiaries, pursuant to which such Person would own fifteen percent (15%) or more of the consolidated assets, net revenues or net income of the Seller, taken as a whole (except to the extent that such transaction does not involve the Business or the Acquired Assets) or (e) liquidation or dissolution (or the adoption of a plan of liquidation or dissolution) of the Seller or the declaration or payment of an extraordinary dividend (whether in cash or other property) by the Seller.

(xxiv)                “Termination Fee” means $480,000.00.

(xxv)                   “Website” means http://www.tigerlogic.com/

Section 10.05.                   Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.  The parties’ signatures may be evidenced by PDF or facsimile transmissions, and each party may rely on a PDF or facsimile signature on behalf of the other party as proof of the other party’s execution of this Agreement.

Section 10.06.                   Entire Agreement.  This Agreement, the Ancillary Agreements and the Confidentiality Agreement, along with the disclosure schedules and the other Schedules and Exhibits hereto and thereto, contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter.  Neither party shall be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein or in the Ancillary Agreements or the Confidentiality Agreement.

Section 10.07.                   Severability.  If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other Persons or circumstances.

Section 10.08.                   Consent to Jurisdiction.  Each of Purchaser and Seller irrevocably submits to the jurisdiction of the courts of the State of New York in New York City for the purposes of any suit, action or other proceeding arising out of this Agreement, any Ancillary Agreement or any transaction contemplated hereby or thereby.  Each of Purchaser and Seller irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, any Ancillary Agreement or the transactions contemplated hereby and thereby in the courts of the State of New York, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 10.09.                   Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

Section 10.10.                   Specific Performance and Other Remedies.

(a)                                 The parties to this Agreement agree that, in the event of any breach or threatened breach by the other party or parties hereto of any covenant, obligation or other agreement set forth in this Agreement, (i) each party shall be entitled, without any proof of actual damages (and in addition to any other remedy that may be available to it), to a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other agreement and an injunction preventing or restraining such breach or threatened breach, and (ii) no party hereto shall be required to provide or post any bond or other security or collateral in connection with any such decree, order or injunction or in connection with any related action or legal proceeding.

(b)                                 Any and all remedies herein expressly conferred herein upon a party hereto shall be deemed to be cumulative with, and not exclusive of, any other remedy conferred hereby, or by law or in equity upon such party, and the exercise by a party hereto of any one remedy will not preclude the exercise of any other remedy.

Section 10.11.                   Amendments and Waivers.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.  By an instrument in writing Purchaser, on the one hand, or Seller, on the other hand, may waive compliance by the other party with any term or provision of this Agreement that such other party was or is obligated to comply with or perform.

[Signature page follows]

IN WITNESS WHEREOF, the parties below have duly executed this Agreement as of the date first written above.

SELLER:

TIGERLOGIC CORPORATION

By:	/s/ Roger Rowe
Name:Roger Rowe
Title: Acting Chief Executive Officer and Chief Financial Officer

PURCHASER:

SPRINKLR, INC.

By:	/s/ Chris Lynch
Name:Chris Lynch
Title: Chief Financial Officer

Signature Page to Asset Purchase Agreement